UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No._ )

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_______	Definitive Proxy Statement

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_______	Soliciting Material Pursuant to §240.14a-12

Navistar International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NAVISTAR INTERNATIONAL CORPORATION

4201 WINFIELD ROAD

P.O. BOX 1488

WARRENVILLE, ILLINOIS 60555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, FEBRUARY 15, 2011

11:00 A.M. – CENTRAL TIME

HILTON CHICAGO

720 SOUTH MICHIGAN AVENUE

CHICAGO, ILLINOIS 60603

January 14, 2011

To our stockholders:

On behalf of the Board of Directors of Navistar International Corporation you are cordially invited to attend our 2011 Annual Meeting of Stockholders, which will be held on February 15, 2011, at 11:00 a.m. Central Time, at the Hilton Chicago, 720 South Michigan Avenue, Chicago, Illinois 60603. At our Annual Meeting, our stockholders will be asked to:

☐	Elect as directors the nominees named in the accompanying proxy statement;

☐	Ratify the appointment of our Independent Registered Public Accounting Firm;

☐	Approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of our Common Stock from 110,000,000 to 220,000,000;

☐	Act on an advisory vote on executive compensation;

☐	Act on an advisory vote on the frequency of the advisory vote on executive compensation; and

☐	Conduct any other business properly brought before the meeting.

This proxy statement and the form of proxy are first being made available to our stockholders on January 14, 2011. In order to attend our 2011 Annual Meeting of Stockholders, you must have an admission ticket to attend. Procedures for requesting an admission ticket are detailed on page 72 of this proxy statement. Attendance and voting is limited to stockholders of record at the close of business on December 31, 2010.

By Order of the Board of Directors,

Curt A. Kramer Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDERS MEETING TO BE HELD ON FEBRUARY 15, 2011:

THE ANNUAL REPORT AND PROXY STATEMENT ARE AVAILABLE AT

HTTP://IR.NAVISTAR.COM/ANNUALPROXY.CFM

FREQUENTLY ASKED QUESTIONS REGARDING ATTENDANCE AND VOTING

Q:  Why am I receiving this proxy statement?

A:   You are receiving this proxy statement because the Board of Directors (the “Board”) of Navistar International Corporation (“Navistar” or the “Company”) is soliciting your proxy to vote your shares at our 2011 annual meeting of stockholders (the “Annual Meeting”). This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (“SEC”) and is designed to assist you in voting your shares.

Q:  What is the purpose of the Annual Meeting?

A:   The purpose of the Annual Meeting is to have stockholders act upon the matters outlined in the notice of annual meeting and this proxy statement, which include (i) Proposal 1 – the election of the nominees named in this proxy statement as directors, (ii) Proposal 2 – the ratification of the appointment of Navistar’s independent registered public accounting firm, (iii) Proposal 3 – the approval of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the Company (“Common Stock”) from 110,000,000 to 220,000,000, (iv) Proposal 4 – an advisory vote on executive compensation, a so-called “Say-on-Pay” proposal, and (v) Proposal 5 – an advisory vote on the frequency of the advisory vote on executive compensation, a so-called “Say-When-on-Pay” proposal. In addition, management may report on the performance of Navistar and respond to appropriate questions from stockholders.

Q:  How does the Board recommend that I vote?

A.   The Board recommends that you vote:

•	FOR the election of each of the director nominees (Proposal 1);

•	FOR the ratification of the appointment of KPMG LLP, as our independent registered public accounting firm (Proposal 2);

•	FOR the approval of the amendment to our Restated Certificate of Incorporation to increase the number of our authorized shares of Common Stock (Proposal 3);

•	FOR the approval of the advisory vote on executive compensation (Proposal 4); and

•	FOR the approval of the advisory vote on the frequency of the advisory vote on executive compensation to be held every year (Proposal 5).

Q:  Who can attend the Annual Meeting?

A:   Anyone wishing to attend the Annual Meeting must have an admission ticket issued in his or her name. Admission is limited to:

•	Stockholders of record on December 31, 2010 and one immediate family member;

•	An authorized proxy holder of a stockholder of record on December 31, 2010; or

•	An authorized representative of a stockholder of record who has been designated to present a properly-submitted stockholder proposal.

You must provide evidence of your ownership of shares with your ticket request. The specific requirements for obtaining an admission ticket are specified in the “Admission & Ticket Request Procedure” on page 72 of this proxy statement.

Q:  What is a stockholder of record?

A:   A stockholder of record or registered stockholder is a stockholder whose ownership of Navistar stock is reflected directly on the books and records of our transfer agent, BNY Mellon Investor Services (the “Transfer Agent”). If you hold stock through a bank, broker or other intermediary, you hold your shares in “street name” and are not a stockholder of record. For shares held in a street name, the stockholder of record of the shares is your bank, broker or other intermediary. Navistar only has access to ownership records for the stockholders of record. So, if you are not a stockholder of record, for the purpose of requesting a ticket to attend the Annual Meeting, the Company needs additional documentation to evidence your stock ownership as of the record date, such as, a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your voting instruction card.

Q:  When is the record date and who is entitled to vote?

A:   The Board has set December 31, 2010, as the record date for the Annual Meeting. Holders of Common Stock on that date are entitled to one vote per share. As of December 31, 2010, there were approximately [                    ] shares of Common Stock outstanding. If you are a participant in any of the Company’s 401(k) or retirement savings plans, your proxy card will represent the number of shares allocated to your account under the plan and will serve as a direction to the plan’s trustee as to how the shares in your account are to be voted.

A list of all registered holders will be available for examination by stockholders during normal business hours at 4201 Winfield Road, Warrenville, Illinois 60555 at least ten (10) days prior to the Annual Meeting and will also be available for examination at the Annual Meeting.

Q:  How do I vote?

A:   For stockholders of record: You may vote by any of the following methods:

•	in person – stockholders who obtain an admission ticket (following the specified procedure) and attend the Annual Meeting in person will receive a ballot for voting.

•	by mail – use the proxy and/or voting instruction card provided.

•	by phone or via the Internet – follow the instructions on the enclosed proxy and/or voting instruction card.

If you vote by phone or via the Internet, please have your proxy and/or voting instruction card available. The control number appearing on your card is necessary to process your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail.

For holders in street name: You will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Q:  How can I change or revoke my proxy?

A:   For stockholders of record: You may change or revoke your proxy at any time before it is exercised by (i) submitting a written notice of revocation to Navistar c/o the Corporate Secretary at 4201 Winfield

Road, P.O. Box 1488, Warrenville, Illinois 60555, (ii) signing and returning a new proxy card with a later date, (iii) validly submitting a later-dated vote by telephone or via the Internet on or before 11:59 pm EST on February 14, 2011 or (iv) attending the Annual Meeting and voting in person. For all methods of voting, the last vote cast will supersede all previous votes.

For holders in street name: You may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker.

Q:  Is my vote confidential?

A:   Yes. Proxy cards, ballots and voting tabulations that identify stockholders are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. Broadridge Financial Solutions, Inc., the independent proxy tabulator used by Navistar, counts the votes and acts as the inspector of elections for the Annual Meeting.

Q:  Will my shares be voted if I do not provide my proxy?

A:   For stockholders of record: If you are the stockholder of record and you do not vote by proxy card, by telephone or via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

For holders in street name: If your shares are held in street name, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Under New York Stock Exchange (“NYSE”) rules, your broker may vote shares held in street name on certain “routine” matters. NYSE rules considers the ratification of the appointment of our independent registered public accounting firm (Proposal 2) and the approval of the amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock (Proposal 3), to be routine matters. As a result, your broker is permitted to vote your shares on those matters at its discretion without instruction from you.

When a proposal is not a routine matter, such as the election of directors (Proposal 1), the Say-On-Pay proposal (Proposal 4) and the Say-When-On-Pay proposal (Proposal 5), and you have not provided voting instructions to the brokerage firm with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. The missing votes for these non-routine matters are called a “broker non-votes.”

Q:  What is the quorum requirement for the Annual Meeting?

A:   Under Navistar’s bylaws, holders of at least one-third of the shares of Common Stock outstanding on the record date must be present in person or represented by proxy in order to constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum.

Q:  What vote is necessary for action to be taken on proposals?

A:   It will depend on each proposal.

•

Proposal 1 (election of directors) requires a plurality vote of the shares present or represented at the Annual Meeting and entitled to vote, meaning that the director nominees with the most affirmative votes are elected to fill the available seats. As outlined in our Corporate Governance Guidelines, any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Nominating and Governance Committee for consideration and recommendation to the Board.

•

Proposal 2 (ratification of the appointment of our independent registered public accounting firm) requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote.

•	Proposal 3 (amendment to our Restated Certificate of Incorporation) requires the affirmative vote of at least a majority of the outstanding shares of our Common Stock.

•

Proposal 4 (Say-On-Pay proposal) represents an advisory vote and the results will not be binding on the Board or the Company. The affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote on the matter will constitute the stockholders’ non-binding approval with respect to our executive compensation programs. The Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

•

Proposal 5 (Say-When-On-Pay proposal) represents an advisory vote and the results will not be binding on the Board or the Company. The affirmative vote of a plurality of the shares present or represented at the Annual Meeting and entitled to vote on the matter will constitute the stockholders’ non-binding approval with respect to the frequency of submission to stockholders of “Say-on-Pay” proposals. The Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

With respect to Proposals 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN. If you abstain from voting on any of these proposals, the abstention will have the same effect as an AGAINST vote. With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three directors and stockholders may not cumulate votes in the election of directors. With respect to Proposal 5, you may vote FOR “Every Year”, FOR “Every Two Years”, FOR “Every Three Years”, or ABSTAIN. Please select one choice only. If you abstain from voting on Proposal 1 or 5, the abstention will not have an effect on the outcome of the vote.

Broker non-votes will not affect the outcome on a proposal that requires a plurality vote (Proposals 1 and 5) or on a proposal that requires the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 2 and 4), but will have the effect of a vote against matters that require approval of a majority of the outstanding shares entitled to vote (Proposal 3).

Votes submitted by mail, telephone or Internet will be voted by the individuals named on the card (or the individual properly authorized) in the manner indicated. If you do not specify how you want your shares voted, they will be voted in accordance with management’s recommendations. If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted.

Q:  What is house-holding?

A:   If you and other residents at your mailing address own shares of Common Stock in street name, your broker or bank may have notified you that your household will receive only one annual report and proxy statement for each corporation in which you hold stock through that broker or bank. In this practice known as “house-holding,” you were deemed to have consented to that process. House-holding benefits both you and the Company because it reduces the volume of duplicate information received at your household and helps the Company to reduce expenses. Accordingly, the Company and your broker or bank will send one copy of our annual report and proxy statement to your address.

Each stockholder will continue to receive a separate proxy card or voting instruction card. We will promptly deliver an additional copy of either document to you if you call or write us at the following address or phone number: Investor Relations, Navistar International Corporation, 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555, (630) 753-2143.

Q:  What does it mean if I receive more than one proxy card?

A:   Whenever possible, registered shares and plan shares for multiple accounts with the same registration will be combined into the same proxy card. Shares with different registrations cannot be combined and as a result, the stockholder may receive more than one proxy card. For example, registered shares held individually by John Doe will not be combined on the same proxy card as registered shares held jointly by John Doe and his wife.

Street shares are not combined with registered or plan shares and may result in the stockholder receiving more than one proxy card. For example, street shares held by a broker for John Doe will not be combined with registered shares for John Doe.

If you hold shares in more than one account, you must vote each proxy and/or voting instruction card you receive to ensure that all shares you own are voted. If you receive more than one card for accounts that you believe could be combined because the registration is the same, contact our stock transfer agent (for registered shares) or your broker (for street shares) to request that the accounts be combined for future mailings.

Q:  Who pays for the solicitation of proxies?

A:   Navistar pays the cost of soliciting proxies. This solicitation is being made by mail, but also may be made by telephone, e-mail or in person. We have hired Alliance Advisors to assist in the solicitation of proxies. Alliance Advisors’ fees are estimated to be $10,500.00, plus out-of-pocket expenses, to assist in the solicitation. Proxies may also be solicited by our directors, officers and employees who will not be additionally compensated for those activities. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes.

Q:  When are stockholder proposals or nominations due for the 2012 annual meeting?

A:   Our annual meeting of stockholders is typically held on the third Tuesday in February. Accordingly, we expect to hold our 2012 annual meeting of stockholders on or around February 21, 2012. Under the rules of the SEC, we must receive any stockholder proposals to be included in our proxy statement for the 2012 annual meeting of stockholders no later than the close of business on September 16, 2011.

To otherwise seek to present a proposal at an annual meeting of stockholders or nominate directors, under our bylaws notice must be given not more than 180 days and not less than 120 days in advance of the first anniversary of the preceding year’s meeting. Therefore, based on the date of our Annual Meeting, advance notice of any nominations for directors and any other proposals sought to be presented at the 2012 annual meeting of stockholders must be received between August 19, 2011 and October 18, 2011. All stockholder proposals and director nominations must be in accordance with our bylaws and delivered to Navistar by mail c/o the Corporate Secretary at 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555.

Q:  Are there any matters to be voted on at the Annual Meeting that are not included in the proxy?

A:   We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.

Q:  May stockholders ask questions at the Annual Meeting?

A:   Yes. During the Annual Meeting, stockholders may ask questions or make remarks directly related to the matters being voted on. In order to ensure an orderly meeting, we ask that stockholders direct questions and comments to the Chairman. In order to provide the opportunity to every stockholder who wishes to speak, each stockholder’s remarks will be limited to two minutes. Stockholders may speak a second time only after all other stockholders who wish to speak have had their turn.

Q:  How can I find the results of the Annual Meeting?

A:   Preliminary results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board consists of 10 directors. One director is appointed by the United Automobiles, Aerospace and Agricultural Implement Workers of America (the “UAW”) and is not part of our classified Board. The remaining 9 directors are divided into three equal classes for purposes of election (i.e., Class I, Class II and Class III). Only members of Class III of our classified Board are up for election at the Annual Meeting. If elected, the Class III Directors will hold office for an additional three year term expiring in 2014, or until their earlier death, resignation or retirement.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting.

The following summarizes additional information about each of the nominees and continuing directors as of the date of this proxy statement, including their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that qualify our nominees and continuing directors to serve as directors of the Company. The nominees were evaluated and recommended by the Nominating and Governance Committee in accordance with the process for nominating directors as found on page 17 of this proxy statement.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES PRESENTED IN PROPOSAL 1.

Class III Directors Whose Term Expires at the 2011 Annual Meeting – THIS IS THE ONLY CLASS OF DIRECTORS UP FOR ELECTION AT THE ANNUAL MEETING.

James H. Keyes,* 70, Director since 2002 (Committees: Audit (Chair), Compensation, Nominating and Governance and Executive). Mr. Keyes retired as Chairman of the Board of Johnson Controls, Inc., an automotive system and facility management and control company, in 2003, a position he had held since 1993. He served as Chief Executive Officer of Johnson Controls, Inc. from 1988 until 2002. He is a director of Pitney Bowes, Inc. (Committees: Audit and Compensation) and on the Board of Trustees of Fidelity Mutual Funds (Committees: Audit and Compliance). He was also formerly a director of LSI Logic Corporation.

Mr. Keyes has broad experience as former chief executive officer of a public company, experience as a certified public accountant, experience as a member of other public company boards of directors, and he has a Masters in Business Administration. He possesses strong skills and experience in accounting, corporate governance, finance, human resources/compensation/employee benefits, manufacturing (domestic and international), mergers and acquisitions and treasury matters, which well qualifies him to serve on our Board.

John D. Correnti,* 63, Director since 1994 (Committees: Audit, Nominating and Governance and Compensation (Chair)). Mr. Correnti has served as Chairman and Chief Executive Officer of Steel Development Company, LLC, a steel mill operational and development company, since 2007. Prior to this position he was President and Chief Executive Officer of SeverCorr, LLC, a manufacturer of high quality flat-rolled steel products, from 2005 until 2008. He was Chairman and Chief Executive Officer of SteelCorr, LLC from 2002 to 2005, and Chairman and Chief Executive Officer of Birmingham Steel Corporation, a manufacturer of steel and steel products, from 1999 to 2002. Mr. Correnti served as Chief Executive Officer, President and Vice Chairman of Nucor Company, a mini mill manufacturer of steel products, from 1996 to 1999, and as its President and Chief Operating Officer and as a director from 1991 to 1996. He is Non-Executive Chairman of the Board of Directors of Calisolar, a private solar cells manufacture, and a director of Corrections Corporation of America, a public provider of correctional solutions (Committee: Compensation). He also serves on the Clarkson University Board of Trustees and the Mississippi University for Women Foundation Board.

Mr. Correnti’s executive leadership and experience gained through his service as a chief executive of established and start-up companies, both public and private, and his public company director experience contributes significantly to the Board’s composition. His skills and experience in accounting, corporate governance, distribution, engineering, human resources, compensation, and employee benefits, manufacturing (domestic and international), marketing, mergers and acquisitions, non-U.S. sales and distribution and purchasing matters well qualifies him to serve on our Board.

Daniel C. Ustian, 60, Director since 2002 (Committee: Executive). Mr. Ustian has served as President and Chief Executive Officer of Navistar since 2003 and Chairman of the Board of Directors of Navistar since 2004. He has also served as Chairman of Navistar, Inc. since 2004 and President and Chief Executive Officer of Navistar, Inc. since 2003 and a director since 2002. Prior to these positions he was President and Chief Operating Officer, from 2002 to 2003, and President of the Engine Group of Navistar, Inc. from 1999 to 2002, and he served as Group Vice President and General Manager of Engine & Foundry from 1993 to 1999. He is a member of the Business Roundtable and the Society of Automotive Engineers.

Mr. Ustian’s knowledge of the Company and its operations, including his experience running the engine business, the foundry and other experiences at the Company over the last 37 years, is invaluable to the Board in evaluating and directing the Company’s future. As a result of his professional and other experiences, Mr. Ustian possesses particular knowledge and experience in a variety of areas, including corporate governance, distribution, engineering, manufacturing (domestic and international), marketing, mergers and acquisitions, sales/military/government and union/labor relations, which strengthens the Board’s collective knowledge, capabilities and experience and well qualifies him to serve on our Board.

THE FOLLOWING CLASSES OF DIRECTORS ARE NOT UP FOR ELECTION AT THE ANNUAL MEETING.

Class I Directors Whose Term Expires at the 2012 Annual Meeting

David D. Harrison,* 63, Director since 2007 (Committees: Audit and Compensation). Mr. Harrison served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a $3 billion global manufacturing company, with more than 15,000 employees, from 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. Prior to joining Pentair, he held several executive positions with General Electric Co. and Borg Warner Corp from 1972 through 1994. Mr. Harrison is currently managing partner of HCI, Inc., a real estate investment firm, and has served in that capacity since 2007. He is also a director of National Oilwell Varco, Inc. (Committee: Audit (Chair)), a leading global manufacturer of oil well drilling equipment, and James Hardie (Committees: Audit and Compensation (Chair)), a world leader in fibre cement technology.

Mr. Harrison is an experienced director having spent over 40 years in manufacturing. He has a distinguished finance background (BA in Accounting, MBA in Finance and is a Certified Management Accountant), having significant expertise in corporate finance roles and information technology, as well as international operations experience in Western Europe, Eastern Europe and Canada and public company director experience. In addition to those described above, Mr. Harrison has skills and experience in accounting, corporate governance, human resources, compensation and employee benefits, mergers and acquisitions, tax and treasury matters, which well qualifies him to serve on our Board.

Steven J. Klinger,* 51, Director since 2008 (Committees: Audit and Compensation). Mr. Klinger has been President and Chief Operating Officer of Smurfit-Stone Container Corporation, a global paperboard and paper-based packaging company, since 2006. On January 26, 2009, Smurfit-Stone Container Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from bankruptcy on June 30, 2010. Prior to this position, he served as Executive Vice President, Packaging, Pulp & Global Procurement at Georgia-Pacific Corporation, a pulp and paper company, from 2003 to 2006 and President of Packaging, Georgia-Pacific from 2000 to 2002. Prior to 2000, he held numerous other positions within Georgia-Pacific and acquired significant labor relations experience over 28 years in the pulp and paper industry. He has also served as a director of Smurfit-Stone Container Corporation since December 2008.

Mr. Klinger has served in accounting roles as a former Internal Auditor, Division Controller and Assistant Operations Controller, and as a Director of Corporate Development he led over $2 billion of divestitures and participated in over $10 billion of mergers and acquisitions. He has experience selling products and running operations internationally in Canada, Mexico, China, South America, Europe, the Middle East, Central America and Southeast Asia and has been responsible for multiple joint ventures in the US, Canada, China, Central America and Southeast Asia. As a result of these professional and other experiences, Mr. Klinger possesses particular knowledge and experience in a variety of areas, including accounting, finance, manufacturing (domestic and international), sales and marketing (domestic and international), mergers and acquisitions, purchasing and union/labor relations, which contributes greatly to the Board’s composition and well qualifies him to serve on our Board.

Michael N. Hammes,* 69, Director since 1996 (Committees: Compensation, Finance (Chair), Nominating and Governance (Chair) and Executive). Mr. Hammes also served as Lead Director of the Company since December 2007. He served as Chairman and Chief Executive Officer of Sunrise Medical Inc., which designs, manufacturers and markets home medical equipment worldwide, from 2000 until his retirement as CEO in 2007 and as Chairman in 2008. He was Chairman and Chief Executive Officer of the Guide Corporation, an automotive lighting business, from 1998 to 2000. He was also Chairman and Chief Executive Officer of The Coleman Company, Inc., a manufacturer and distributor of camping and outdoor recreational products and hardware/home products, from 1993 to 1997. He is Chairman of James Hardie (Committees: Audit, Compensation and Nominating and Governance), the world leader in fibre cement technology, and a director of DynaVox Mayer-Johnson (Committee: Nominating and Governance), the leading provider of speech generating devices and symbol-adapted special education software. Mr. Hammes is also a member of the board of DeVilbiss, which is involved in medical equipment for the health care industry.

As a result of these professional and other experiences, Mr. Hammes possesses particular knowledge and experience in a variety of areas, including accounting, corporate governance, distribution, finance, manufacturing (domestic and international), marketing, non-U.S. sales/distribution and product development, which strengthens the Board’s collective knowledge, capabilities and experience and well qualifies him to serve on our Board.

Class II Directors Whose Term Expires at the 2013 Annual Meeting

Eugenio Clariond,* 67, Director since 2002 (Committees: Finance and Nominating and Governance). Mr. Clariond retired as Chairman of the Board of Directors and Chief Executive Officer of Group IMSA, S.A., a producer of steel processed products, steel and plastic construction products and aluminum and other related products, in 2006. He served as Chief Executive Officer from 1985 through 2006 and as Chairman from 2003 through 2006. He has been Chairman of Verzatec, S.A., producer of aluminum and plastic construction parts, since 2004, and is also a director of Texas Industries, Inc. (Committees: Audit and Governance (Chair)), a producer of construction materials, Johnson Controls, Inc. (Committees: Finance and Compensation), a global diversified company in the building and automotive industries, and Grupo Financiero Banorte, S.A., a Mexican bank, and Mexichem S.A. (Committees: Audit and Governance), a Mexican chemical company. During the last five years, Mr. Clariond served as a director of the Mexico Fund, Inc. through 2010. He was also Chairman of the Mexican Fund for Nature Conservancy, a founding member and past Vice-Chairman of the World Business Council for Sustainable Development, and Chairman of the United States-Mexico Business Committee of the Mexican Business Council for Foreign Trade. He is also a director of Monterrey Tech and the Center of Studies from the Private Sector for Sustainable Development. He is on the Advisory Board of the McCombs School of Business at the University of Texas at Austin, the Harte Research Institute for Gulf of Mexico Studies and the Jacobs School of Engineering of the University of California at San Diego.

As a result of the positions and experience described above, Mr. Clariond has leadership experience with large, complex and diverse organizations, including in the automotive industry, and experience in strategic planning which well qualifies him to serve on our Board. His years of service on other public company boards provide him with additional perspectives from which to view the Company’s operations and the Board’s activities. Mr. Clariond’s skills in accounting, corporate governance, finance, human resources/compensation/employee benefits, manufacturing (domestic and international), marketing, mergers and acquisitions and non-U.S. sales and distribution strengthen the Board’s collective knowledge, capabilities and experience.

Diane H. Gulyas,* 54, Director since 2009 (Committee: Finance). Ms. Gulyas is the President responsible for E.I. DuPont De Nemours and Company’s (“DuPont”) performance polymers, which contains three business units – engineering polymers, elastomers and films, with annual revenues of approximately $4 billion. She joined DuPont in 1978 and spent her first 10 years in a variety of sales, marketing, technical and systems development positions, primarily in the company’s polymers business. She later served as vice president and general manager for DuPont’s advanced fiber business and then group vice president of the $3 billion electronic and communication technologies platform. In April 2004, she was named chief marketing and sales officer, where she was responsible for corporate branding and marketing communications, market research, e-business and marketing/sales capability worldwide. She was named to her current position in October 2009.

As a result of these professional and other experiences, Ms. Gulyas possesses executive and management experience that well qualifies her to serve on our Board. Her skills in engineering, manufacturing (domestic and international), marketing and non-U.S. sales and distribution contribute greatly to the Board’s composition.

William H. Osborne,* 50, Director since 2009 (Committee: Finance). Mr. Osborne was President and Chief Executive Officer of Federal Signal Corporation, a $1 billion manufacturer and marketer of fire, safety and municipal infrastructure equipment, from September 2008 until November 2010. Prior to joining Federal Signal Corporation he served in a number of senior-level positions with Ford Motor Company. Most recently, he served as president and chief executive officer of Ford of Australia from February 2008 to September 2008. Previously, he served as president and chief executive officer of Ford of Canada from November 2005 to January 2008, and as Executive Director, Pickup Truck and Commercial Vehicles, North American Truck Business of Ford Motor Company from December 2003 to November 2005. His earlier assignments included a variety of roles in product design, development and engineering. Prior to joining Ford, he held positions at Chrysler and General Motors from 1977 to 1990. He has also served as a director of Federal Signal Corporation.

Mr. Osborne has thirty years experience in the global automotive industry as a manufacturing, sales and product development executive. His expertise in building and leading complex global organizations as well as his strong background and experience in engineering, manufacturing (domestic and international) and marketing well qualifies him to serve on our Board.

Additional Director Who Is Not Elected by Stockholders

Dennis D. Williams,* ** 57, Director since 2006. (Committee: Finance). UAW Secretary Treasurer and Director, Agricultural Implement and Transnational Departments since June 2010. The UAW employs Mr. Williams as Secretary-Treasurer and Director of its Agricultural Implement and Transnational Departments, a position he has held since June 2010. Prior to this position, Mr. Williams served as Director of UAW Region 4 from 2001 to June 2010 and as Assistant Director of Region 4 from 1995 to 2001. Prior to joining the UAW, Mr. Williams was employed by Case Company from 1977 to 1988. Mr. Williams also served for four years in the United States Marine Corps.

*	Indicates each director deemed independent in accordance with our Corporate Governance Guidelines and Section 303A of the NYSE Listed Company Manual Corporate Governance Standards.

**

In July 1993, we restructured our postretirement health care and life insurance benefits pursuant to a settlement agreement, which required, among other things, the addition of a seat on our Board. The director’s seat is filled by a person appointed by the UAW. This director is not part of our classified Board and is not elected by stockholders at the Annual Meeting. Mr. Williams was elected as a director in June 2006 to fill the seat previously held by David McAllister, the former UAW director who held this position from 2001 until his removal by the UAW in June 2006.

Involvement in Certain Legal Proceedings

On August 5, 2010, the SEC announced that a final administrative settlement had been reached with the Company and certain current and former employees of the Company, including Mr. Ustian, the Company’s Chairman and Chief Executive Officer, regarding the SEC’s investigation of matters surrounding the Company’s restatement of its financial results from 2002 through the first three quarters of 2005. As part of the administrative settlement, without admitting or denying any wrongdoing, Mr. Ustian consented to a cease and desist order requiring future compliance with an internal accounting control provision of the federal securities laws and, pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, agreed to return to the Company an aggregate of $1,320,000 (paid through the tender of shares of Common Stock) representing his fiscal 2004 monetary bonus, the only bonus that he received during the restatement period.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES

Our Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations section of our website at http://ir.navistar.com/documentdisplay.cfm?DocumentID=1309. These guidelines reflect the Board’s commitment to oversee the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing stockholder value over the long term.

RELATED PARTY TRANSACTIONS AND APPROVAL POLICY

We established the Navistar Executive Stock Ownership Program in 1997 to more closely align the interests of stockholders and our senior management. Under this program all of our executive officers and certain senior managers are required to purchase and hold a specified amount of our Common Stock equal to a multiple of his or her annual base salary. Certain executive officers received full-recourse loans for the purchase price of our Common Stock they purchased through the program. Effective July 30, 2002, we ceased offering loans to our executive officers under this program. The loans extended to our executive officers prior to July 30, 2002, however, remained in effect in accordance with their then existing terms and conditions. These loans accrued interest at the applicable federal rate (as determined by Section 1274(d) of the Internal Revenue Code) on the purchase date (or date of refinance) for loans of stated maturity, compounded annually, were unsecured obligations and had a nine-year term. All principal and interest under these loans had to be repaid at maturity in a balloon payment.

The following executive officers of the Company had outstanding loans under this program during fiscal year 2010. The table below indicates the largest amount of the indebtedness outstanding and interest rate charged during fiscal year 2010. All principal and interest under these loans were repaid in full in fiscal year 2010.

Name	Maximum Indebtedness During Fiscal 2010($)	Interest Rate (%)

Gregory W. Elliott	$135,915	4.77% & 5.02%

Daniel C. Ustian	$418,867	4.77%

Our Policy and Procedures with Respect to Related Person Transactions governs the review, approval and ratification of transactions involving the Company and related persons where the amount involved exceeds $120,000. Related persons include our executive officers, directors, director nominees, 5% stockholders and immediate family members of such persons, and entities in which one of these persons has a direct or indirect material interest. Under this policy, prior to entering into any related-person transaction, the General Counsel or Corporate Secretary of Navistar is to be notified of the facts and circumstances of the proposed transaction, including: (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including the proposed aggregate value of such transaction or, in the case of indebtedness, the amount of principal that would be involved; (iii) the benefits to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The General Counsel or Corporate Secretary then assesses whether the proposed transaction is a related-person transaction for purposes of the policy and SEC rules. If the General Counsel or

Corporate Secretary determines that the proposed transaction is a related-person transaction, the proposed transaction is then submitted to the Audit Committee of the Board for its consideration. The Audit Committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to the Company; (ii) the impact on a director’s independence, in the event such person is a director; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any related-person transaction with respect to which such member or any of his or her immediate family members is the related person. The Audit Committee approves only those proposed transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as determined by the Audit Committee in good faith. In the event that the Company becomes aware of a related-person transaction that has not been previously approved or ratified, a similar process will be undertaken in order to determine if the existing transaction should continue or be terminated and/or if any disciplinary action is appropriate. The General Counsel or Corporate Secretary may also develop, implement and maintain from time to time certain administrative procedures to ensure the effectiveness of this policy.

A copy of our Policy and Procedures with Respect to Related Person Transactions is available on the Investor Relations section of our website at http://ir.navistar.com/documentdisplay.cfm?DocumentID=3617.

Since the beginning of fiscal year 2010, the following three related-person transactions occurred:

•

The first originally occurred in August 2008 and relates to our Vice President and Treasurer, James M. Moran, in regards to his wife Kristin Moran’s employment as the General Counsel of our finance subsidiary, Navistar Financial Corporation. As General Counsel of Navistar Financial Corporation, Mrs. Moran receives compensation in excess of $120,000 per year. Since Mrs. Moran’s employment pre-dated Mr. Moran’s appointment as our Vice President and Treasurer, that relationship was permissible under the applicable provisions of our Policy and Procedures with Respect to Related Person Transactions and did not require Audit Committee approval. Any material change in the terms of Mrs. Moran’s employment would, however, need to be approved by the Audit Committee.

•

The second originally occurred in December 2007 and was ratified in December 2010 and related to the retention of Evercore Trust Company as an investment manager for certain of our employee benefit plan trusts. As compensation for its investment manager services, Evercore Trust Company was paid an aggregate yearly service fee of $250,000. By virtue of serving as investment manager for certain of our employee benefit plan trusts that at times exceeded 5% ownership during 2010, Evercore Trust Company was deemed to be more than a 5% beneficial owner of our Common Stock. The Audit Committee determined that the investment manager service provided by Evercore Trust Company was not inconsistent with the best interests of the Company and ratified and approved the transaction.

•

The third originally occurred in September 2009 and relates to our Chief Financial Officer, Andrew Cederoth, whose brother in law, Daniel McEachern, is a sourcing manager at Navistar, Inc. As sourcing manager at Navistar, Mr. McEachern received compensation in excess of $120,000 per year. Since Mr. McEachern’s employment predated Mr. Cederoth’s appointment as our Executive Vice President and Chief Financial Officer, that relationship was permissible under the applicable provisions of our Policy and Procedures with Respect to Related Person Transactions and did not require Audit Committee approval. Any material change in the terms of Mr. McEachern’s employment would, however, need to be approved by the Audit Committee.

DIRECTOR INDEPENDENCE DETERMINATIONS

We believe that a majority of our members of our Board should be independent non-employee directors. Our Board has affirmatively determined that each of Messrs. Clariond, Correnti, Hammes, Harrison, Keyes, Klinger, Osborne and Williams and Ms. Gulyas qualifies as an “independent director” in accordance with the NYSE’s independence requirements and our own internal guidelines for determining director independence and each has been determined to be financially literate. All of the members of our Audit Committee, Compensation Committee, Finance Committee and the Nominating and Governance Committee are independent and financially literate.

Both the NYSE requirements and our own guidelines include a series of objective tests for determining the independence of a director, such as that the director is not an employee of Navistar and has not engaged in various types of commercial or charitable relationships with Navistar. A copy of our existing guidelines for determining director independence, as included in our Corporate Governance Guidelines, is available on the Investor Relations section of our website at http://ir.navistar.com/documentdisplay.cfm?DocumentID=1309. Our Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out his or her responsibilities as a director. In making these determinations, our Board reviewed and discussed information provided by the directors and Navistar with regard to each director’s business and personal activities as they may relate to Navistar, its management and/or its independent registered public accounting firm. We intend to explain in our public filings the basis for any determination by the Board that a relationship is not material if the relationship does not satisfy one of the specific categories of immaterial relations contained in our existing guidelines.

BOARD LEADERSHIP STRUCTURE

The Company’s Corporate Governance Guidelines allow the Board to select the Chairman of the Board and the CEO and determine from time to time whether the positions are combined and filled by one person or separated and filled by two persons. Currently, Mr. Daniel C. Ustian, our CEO, is also Chairman. The Board has determined that selecting our CEO as Chairman is in the best interests of the Company and its stockholders because this leadership structure promotes a unified vision for our Company, strengthens the ability of the CEO to develop and implement strategic initiatives and facilitates our Board’s efficient and effective functioning.

The Board also believes the combination of Chairman and CEO position is appropriate in light of the independent oversight provided by the Board and the appointment of an independent Lead Director. On October 20, 2009, the Board appointed Mr. Michael N. Hammes to serve as Lead Director for a second two-year term. Our Lead Director’s duties and responsibilities include: (i) facilitating communications and information sharing among the independent directors; (ii) advising on Board meeting agendas; (iii) advising on meeting materials; (iv) participating in the evaluation and selection of candidates for selection to the Board; (v) participating in the recruiting of new directors; (vi) overseeing the Board self-evaluation process and individual director evaluations, if such individual director evaluations are performed; (vii) participating in the evaluation of the CEO; (viii) participating in the development of recommendations to the Board for the election of Board Committee members and the appointment of Committee chairs; (ix) chairing Board meetings in the absence of the Chair; (x) making recommendations about retention of consultants reporting to the Board; (xi) attending all Board Committee meetings; and (xii) consulting with the CEO prior to the CEO’s personal transactions in the Corporation’s securities. In addition, the Lead Director provides feedback to the CEO regarding the other directors’ comments and concerns.

RISK OVERSIGHT

Our Board has overall responsibility for the oversight of risk management at our Company. Day to day risk management is the responsibility of management, which has implemented an Enterprise Risk Management process to identify, assess, manage and monitor risks that face our Company. Enterprise Risk Management operates within our Internal Audit and Sarbanes-Oxley Compliance department and coordinates its efforts with these departments. Our Board, either as a whole or through its Committees, regularly discusses with management our major risk exposures, their potential impact on our Company, and the steps we take to monitor and control such exposures.

While our Board has general oversight responsibility for risk at our Company, the Board has delegated some of its risk oversight duties to the various Board Committees. In particular, the Audit Committee is responsible for generally reviewing and discussing the Company’s policies and guidelines with respect to risk assessment and risk management. It also focuses on the management of financial risk exposure and oversees financial statement compliance and control environment risk exposure. The Nominating and Governance Committee oversees risks related to corporate governance, including risk related to the political environment. The Compensation Committee assists our Board in overseeing the management of risks arising from our compensation policies and programs and programs related to assessment, selection, succession planning, training and development of executives of the Company. Finally, the Finance Committee is responsible for overseeing policies with respect to financial risk assessment and financial risk management including, without limitation, risks relating to liquidity/access to capital and macroeconomic trends/environment risks. Each of the Board Committees reviews these risks and then discusses the process and results with the full Board.

The Board believes the combined role of Chairman and CEO is an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives. Additionally, maintaining an independent Board with a Lead Director permits open discussion and assessment of the Company’s ability to manage these risks.

NOMINATING DIRECTORS

You may recommend any person as a candidate for director by writing to Corporate Secretary at 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555 and complying with the procedures set forth in our bylaws. Your letter must include all of the information required by our bylaws including, but not limited to, the proposed nominee’s biographical information and principal occupation; the number of shares of capital stock of the Company which are owned by the proposed nominee, appropriate information about the proposed nominee that would be required to be included in a proxy statement under the rules of the SEC, the number of shares held by you, information about the relationship between the proposed nominee and you, and a representation that you intend to appear in person or by proxy at the meeting to nominate the proposed nominee. Your letter must be accompanied by the written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. You may only recommend a candidate for director if you hold shares of the Company’s stock on the date you give the notice described above and on the record date for the annual meeting of stockholders at which you propose such nominee be elected.

The Nominating and Governance Committee identifies nominees for directors from various sources, including suggestions from Board members and management, and in the past has used third party consultants to assist in identifying and evaluating potential nominees. The Nominating and Governance Committee will consider persons recommended by the stockholders in the same manner as a committee-recommended nominee. The Nominating and Governance Committee has specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•	knowledge and contacts in the Company’s industry and other relevant industries;

•	positive reputation in the business community;

•	the highest personal and professional ethics and integrity and values that are compatible with the Company’s values;

•	experiences and achievements that provide the nominee with the ability to exercise good business judgment;

•	ability to make significant contributions to the Company’s success;

•	ability to work successfully with other directors;

•	willing to devote the necessary time to the work of the Board and its committees which includes being available for the entire time of meetings;

•	ability to assist and evaluate the Company’s management;

•	is involved only in other activities or interests that do not create a conflict with their responsibilities to the Company and its stockholders;

•

understands and meets its responsibilities to the Company’s stockholders including the duty of care (making informed decisions) and the duty of loyalty (maintaining confidentiality and avoiding conflicts of interest); and

•	potential to serve on the Board for at least five years.

The Nominating and Governance Committee believes that consideration should also be given to having a diversity of backgrounds, skills, and perspectives among the directors, and that generally directors should not be persons whose primary activity is investment banking, law, accounting, or consulting. In addition, the selection of directors should consider the need to strengthen the Board by providing a diversity of persons in terms of their expertise, age, sex, race, ethnicity, education, and other attributes which contribute to the Board’s diversity.

The satisfaction of the above criteria is implemented and assessed through ongoing consideration of directors and nominees by the Nominating and Governance Committee and the Board, as well as the Board’s self-evaluation process. Based upon these activities and its review of the current composition of the Board, the Nominating and Governance Committee and the Board believe that these criteria have been satisfied.

As outlined in our Corporate Governance Guidelines, any director who receives more “withheld” votes than “for” votes in an uncontested election is required to tender his or her resignation to the Nominating and Governance Committee for consideration and recommendation to the Board. The Board will publicly disclose its decision.

BOARD COMMITTEES AND MEETINGS

The Board has documented its governance practices in our Corporate Governance Guidelines. These governance standards embody many of our long-standing practices, policies and procedures, which are the foundation of our commitment to best practices. In October 2010, the Board conducted an evaluation of the directors, the committees and the Board.

The Board has five standing committees: an Audit Committee, a Compensation Committee, an Executive Committee, a Finance Committee and a Nominating and Governance Committee. Each of the committees, except for the Executive Committee, is governed by a written charter, copies of which are available on the Investor Relations section of our website at http://ir.navistar.com/documents.cfm.

In fiscal year 2010, the full Board met six (6) times. In addition, the Board’s independent directors met three (3) times in regularly scheduled executive sessions to (i) evaluate the performance of the Chief Executive Officer, (ii) discuss corporate strategies and (iii) discuss the Board’s self-evaluation. The Chairs of our Audit, Compensation, Nominating and Governance and Finance committees of the Board each preside as the chair at meetings or executive sessions of outside directors at which the principal items to be considered are within the scope of the authority of his or her committee.

All of the directors attended 75% or more of all the meetings of the Board and the committees on which he or she serves. The Company encourages all Board members to attend all meetings, including the Annual Meeting. All of our directors attended our 2010 Annual Meeting.

Below is a table indicating committee membership and a description of each committee of the Board.

Committee Membership (as of December 31, 2010)
	Audit		Compensation		Executive		Finance		Nominating & Governance
Eugenio Clariond							✓		✓
John D. Correnti	✓		✓	*					✓
Diane H. Gulyas							✓
Michael N. Hammes			✓		✓		✓	*	✓	*
David D. Harrison	✓		✓
James H. Keyes	✓	*	✓		✓				✓
Steven J. Klinger	✓		✓
William H. Osborne							✓
Daniel C. Ustian					✓	*
Dennis D. Williams							✓

*	Indicates the chair of the committee

Audit Committee – The Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s financial reporting process, the Company’s legal and regulatory compliance, the independence, qualifications and performance of the Company’s independent auditor and the performance of the Company’s internal audit function. The Audit Committee reviewed the fiscal year 2010 audit plans of the Company’s independent registered public accounting firm and internal audit staff, reviewed the audit of the Company’s accounts with the independent public accountants and the internal auditors, considered the adequacy of audit scope and reviewed and discussed with the auditors and management the auditors’ reports. The Audit Committee also reviewed environmental surveys and compliance activities for the Company’s facilities and the expense accounts of executive officers and directors. The Audit Committee reviews and decides on conflicts of interest and related person transactions that may affect executive officers and directors and also discusses policies and guidelines with respect to risk assessment and risk management. Additional information on the roles and responsibilities of the Audit Committee is provided under “Audit Committee Reports” on page 22. In December 2010 the Board designated Mr. John D. Correnti, Mr. David D. Harrison, Mr. James H. Keyes and Mr. Steven J. Klinger as Audit Committee financial experts, as defined by applicable law, rules and regulations. In fiscal year 2010, the Audit Committee held nine (9) meetings. The Audit Committee conducted an evaluation of its performance in October 2010.

Compensation Committee – The Compensation Committee makes recommendations to the Board with respect to the election and responsibilities of all executive officers, reviews and approves the compensation of executive officers who are not also directors of the Company, reviews and approves the Company’s compensation strategy and any associated risk, recommends to the independent members of the Board the compensation of executive officers who also are directors of the Company, administers the Company’s equity compensation plans, furnishes an annual Compensation Committee Report on executive compensation and reviews and discusses the Compensation Discussion & Analysis (“CD&A”) with management and recommends to the Board the inclusion of the CD&A in the Company’s proxy statement. Upon management’s recommendation, the Compensation Committee reviews basic changes to non-represented employees’ base compensation and incentive and benefit plans. The Compensation Committee also oversees the development and implementation of succession plans for senior executives and positions as needed. Additional information on the roles and responsibilities of the Compensation Committee is provided in the CD&A on page 27 of this proxy statement. The Compensation Committee held six (6) meetings in fiscal year 2010. The Compensation Committee conducted an evaluation of its performance in October 2010.

Executive Committee – The Executive Committee is composed of three (3) directors, two (2) of whom are independent directors. The Executive Committee represents the Board between meetings for the purpose of consulting with officers, considering matters of importance and either taking action or making recommendations to the Board. The Executive Committee held one meeting in fiscal year 2010.

Finance Committee – The Finance Committee reviews the Company’s financing requirements, custody and management of assets which fund the pension and retirement savings plans of the Company’s subsidiaries, procedures by which projections and estimates of cash flow are developed, dividend policy and operating and capital expenditure budgets. The Finance Committee also oversees the Company’s policies with respect to financial risk assessment and financial risk management. The Finance Committee held six (6) meetings in fiscal year 2010. The Finance Committee conducted an evaluation of its performance in October 2010.

Nominating and Governance Committee – The Nominating and Governance Committee is responsible for the organization of the Board, reviewing and making recommendations to the Board concerning nominees for election as directors and reviewing, recommending corporate governance practices, policies of the Company and changes to the Company’s charter and by-laws and overseeing risks related to corporate governance. In addition, the Nominating and Governance Committee leads the Board in its self-evaluation process. The Nominating and Governance Committee held six (6) meetings in fiscal year 2010. The Nominating and Governance Committee conducted an evaluation of its performance in October 2010.

COMMUNICATION WITH THE BOARD

Interested parties may communicate with any of our directors, our Board as a group, our non-employee directors as a group or any committees of the Board by sending an e-mail to presiding.director@navistar.com or by writing to the Presiding Director, c/o the Corporate Secretary, at 4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois 60555. The Board has given the Corporate Secretary the discretion to distribute communications to the director or directors, after ascertaining whether the communications are appropriate to duties and responsibilities of the Board. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate employee within the Company. Solicitations, junk email and obviously frivolous or inappropriate communications will not be forwarded. You will receive a written acknowledgement from the Corporate Secretary’s Office upon receipt of your communication.

CODE OF CONDUCT

Our Code of Conduct embodies a code of ethics (the “Code”) applicable to all of our directors, officers and employees which establishes the principles, policies and conduct for professional behavior in the workplace. Every director, officer and employee is required to read and follow the Code. A copy of our Code of Conduct is available on the Investor Relations section of our website at http://ir.navistar.com/documentdisplay.cfm?DocumentID=4850. Any waiver of the Code for executive officers or directors of the Company requires the approval of the Audit Committee and must be promptly disclosed to the Company’s stockholders. We intend to disclose on the Investor Relations section of our website (http://ir.navistar.com/documents.cfm) any amendments to, or waivers from, the Code that is required to be publicly disclosed under the rules of the SEC.

The Audit Committee has established procedures for employees, vendors and others interested parties to communicate concerns with respect to our accounting, internal controls or financial reporting to the Audit Committee, which has responsibility for these matters. Concerns may be reported as follows:

Via the Navistar Business Abuse and Compliance Hotline	Write to the Audit Committee	E-mail the Audit Committee
1 -877-734-2548 or via the Internet at tnwinc.com/webreport/default.asp	Audit Committee c/o Corporate Secretary Navistar International Corporation 4201 Winfield Road P.O. Box 1488 Warrenville, IL 60555	Audit.committee@navistar.com

AUDIT COMMITTEE REPORT

Management of the Company has the primary responsibility for the integrity of the accounting, auditing and financial reporting practices of the Company, including the system of internal controls. KPMG LLP (“KPMG”), our independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor these processes. In this regard, the Audit Committee meets periodically with management, the internal auditors and our independent registered public accounting firm. The Audit Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts and other advisors as it determines appropriate to assist it in conducting any such investigations. The Audit Committee is responsible for selecting and, if appropriate, replacing our independent registered public accounting firm.

The Audit Committee has discussed with KPMG the overall scope and execution of the independent audit and has reviewed and discussed the audited financial statements with management. Discussions about the Company’s audited financial statements included KPMG’s judgments about not only the acceptability of the accounting principles, but also the quality, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with KPMG other matters required by Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. KPMG provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of the independent registered public accounting firm with management and KPMG. The Audit Committee concluded that KPMG’s independence had not been impaired.

Based on the above-mentioned review and discussions with management and KPMG, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended October 31, 2010 for filing with the SEC. In addition, the Audit Committee has engaged KPMG to serve as the Company’s independent registered public accounting firm for 2011.

Audit Committee

James H. Keyes, Chairman

John D. Correnti

David D. Harrison

Steven J. Klinger

PERSONS OWNING MORE THAN FIVE PERCENT OF NAVISTAR COMMON STOCK

This table indicates, as of December 15, 2010, all persons we know to be beneficial owners of more than 5% of our Common Stock. This information is based, in part, on a review of Schedule 13D, Schedule 13G and Section 16 reports filed with the SEC by each of the firms listed in the table below.

Name and Address	Total Amount and Nature of Beneficial Ownership		Percent of Class (A)

FMR LLC Edward C. Johnson 3d 82 Devonshire Street, Boston, Massachusetts 02109	10,585,914	(B)	14.73%

BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	4,729,483	(C)	6.58%

Owl Creek I, L.P. Owl Creek II, L.P. Owl Creek Advisors, LLC Owl Creek Asset Management, L.P. Jeffrey A. Altman 640 Fifth Avenue, 20th Floor, New York, NY 10019	3,858,900	(D)	5.37%

(A)	Applicable percentage ownership is based upon 71,853,614 shares of Common Stock outstanding as of November 30, 2010.

(B)

As reported in a Schedule 13G, as amended by Amendment No. 2 filed February 16, 2010 with the SEC by FMR LLC (“FMR”), Edward C. Johnson, 3d, Chairman of FMR, and Fidelity Management and Research Company, a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (“Fidelity”). It is reported in the Schedule 13G/A that (1) Fidelity is the beneficial owner of 8,173,417 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, (2) Edward C. Johnson 3d, and FMR, through its control of Fidelity, and the funds each has sole power to dispose of 8,173,417 shares owned by such funds and neither FMR nor Edward C. Johnson 3d, has sole power to vote or direct the voting of the shares owned directly by such funds, which power resides with such funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by such funds’ Boards of Trustees, (3) Strategic Advisers, Inc., a wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR’s beneficial ownership includes 2,125 shares of Common Stock, beneficially owned through Strategic Advisers. (4) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 129,820 shares of Common Stock as a result of its serving as investment advisor to the institutional account(s), non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares, (5) Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole dispositive power over 129,820 shares and sole power to vote or to direct the voting of 129,820 shares owned by the institutional account(s) or funds advised by PGALLC as reported above, (6) Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR, (7) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 911,921 shares of Common Stock as a result of its serving as investment manager of institutional accounts owning such shares, (8) Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 911,921 shares and sole power to vote or to direct the voting of 836,973 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above, (9) FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL is the beneficial owner of 1,368,631 shares of Common Stock, and (10) FIL has sole dispositive power over 1,368,631 shares and sole power to vote or direct the voting of 1,357,431 shares and no power to vote or direct the voting of 11,200 shares of Common Stock held by the international funds as reported above. Partnerships controlled predominantly by members of the family of Edward C. Johnson own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.

(C)

As reported in Schedule 13G, filed January 29, 2010 with the SEC by BlackRock, Inc. It is reported in the Schedule 13G that BlackRock, Inc. is the holding company of certain subsidiaries that hold, in the aggregate, 4,729,483 shares of Common Stock, over which BlackRock, Inc. has sole voting power and sole dispositive power. According to the Schedule 13G, the subsidiaries of BlackRock, Inc. that hold shares of Common Stock are BlackRock Asset Management Japan Limited; BlackRock Advisors (UK) Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Australia Limited; BlackRock Advisors, LLC;BlackRock Financial Management, Inc.; BlackRock Investment Management, LLC; BlackRock (Luxembourg) S.A.; BlackRock International Ltd; BlackRock Investment Management UK Ltd; State Street Research & Management Co.

(D)

As reported in Schedule 13G, filed June 7, 2010 with the SEC by Owl Creek I, L.P., Owl Creek II, L.P., Owl Creek Advisors, LLC, Owl Creek Asset Management, L.P. and Jeffrey A. Altman. It is reported in the Schedule 13G that (1) 52,200 shares of Common Stock are beneficially owned by Owl Creek I, L.P., over which it has shared voting power and shared dispositive power, (2) 791,500 shares of Common Stock are beneficially owned by Owl Creek II, L.P., over which it has shared voting power and shared dispositive power, (3) 843,700 shares of Common Stock are beneficially owned by Owl Creek Advisors, LLC, over which it has shared voting power and shared dispositive power, (4) 3,015,200 shares of Common Stock are beneficially owned by Owl Creek Asset Management, L.P. over which it has shared voting power and shared dispositive power, (5) 3,858,900 shares of Common Stock are beneficially owned by Jeffrey A. Altman, over which he has shared voting power and shared dispositive power and (6) Owl Creek Advisors, LLC is the general partner of Owl Creek I and Owl Creek II, and as such has the power to direct the affairs of Owl Creek I and Owl Creek II, Owl Creek Asset Management, L.P. is the investment manager of Owl Creek Overseas Fund, Ltd and Owl Creek Socially Responsible Investment Fund, Ltd, and as such has the power to direct the affairs of Owl Creek Overseas Fund, Ltd and Owl Creek Socially Responsible Investment Fund, Ltd and Jeffrey A. Altman is the managing member of Owl Creek Advisors, LLC and the managing member of the general partner of Owl Creek Asset Management, L.P., and in such capacities has the power to direct their operations.

NAVISTAR COMMON STOCK OWNED BY EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information regarding beneficial ownership of our Common Stock as November 30, 2010 by: (i) each of our directors or nominees for director; (ii) each of our executive officers named in the Summary Compensation Table on page 39 (“NEOs”); and (iii) all of our directors, nominees for director and executive officers as a group. In general, “beneficial ownership” includes those shares a director or NEO has the power to vote or transfer, and stock options exercisable within 60 days. Except as noted, the persons named in the table below have the sole voting and investment power with respect to all shares beneficially owned by them.

		Number of Shares
Name/Group	Owned(1)	Number of DSUs, PSUs or RSUs With No Risk of Forfeiture(2)	Obtainable Through Stock Option Exercise	Total		Percent of Class
Andrew J. Cederoth	5,823	9,941	42,601	58,365		*
Eugenio Clariond(4)	55,425	10,169	19,734	85,328		*
John D. Correnti	5,655	14,313	22,234	42,202		*
Phyllis E. Cochran	15,889	20,127	111,970	147,986		*
Steven K. Covey	13,973	19,264	87,420	120,657		*
Diane H. Gulyas	–	338	1,334	1,672		*
Michael N. Hammes	4,171	1,333	2,534	8,038		*
David D. Harrison	1,000	1,458	3,734	6,192		*
Deepak T. Kapur	45,128	18,026	139,592	202,746		*
James H. Keyes	792	17,757	19,734	38,283		*
Steven J. Klinger	792	666	3,734	5,192		*
William H. Osborne	338	–	1,334	1,672		*
Daniel C. Ustian	37,699	104,612	731,729	874,040		1.2
Dennis D. Williams(3)	–	–	–	–		*
All Directors and Executive Officers as a Group (18 persons)(5)	198,429	231,738	1,268,780	1,698,947	(6)	2.4

*	Percentage of shares beneficially owned does not exceed one percent.

(1)

The number of shares shown for each NEO (and all directors and executive officers as a group) includes the number of shares of Common Stock owned indirectly, as of November 30, 2010, by such executive officers in our Retirement Accumulation Plan, as reported to us by the Plan trustee.

(2)

The number of DSUs, PSUs and RSUs owned by each director and NEO (and all directors and executive officers as a group) includes deferred share units (“DSUs”), premium share units (“PSUs”) and restricted stock units (“RSUs”). For additional information on DSUs, PSUs and RSUs see below.

(3)	At the request of the UAW, the UAW representative director, Dennis Williams, does not receive stock or stock option grant awards.

(4)	Includes 54,500 shares Mr. Clariond owns indirectly through Ecrehi, CV LP.

(5)	Includes current directors and executive officers as a group.

(6)	Includes shares over which there is shared voting and investment power as follows: directors and executive officers as a group – 61,587 shares.

DSUs PSUs and RSUs

Under our Executive Stock Ownership Program, executives may defer their cash bonus into DSUs. If an executive officer elects to defer a cash bonus, the number of shares shown for such NEO includes these DSUs. These DSUs vest immediately. The number of shares shown as owned for each NEO (and all NEOs as a group) also includes PSUs that were awarded pursuant to the Executive Stock Ownership Program. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded.

Under our Non-Employee Directors Deferred Fee Plan, directors may defer all or a portion of their annual retainer and meeting fees into phantom stock units. If a director elects to defer a portion of their annual retainer and/or meeting fees into phantom stock units, these phantom stock units are shown as owned.

Under our 2004 Performance Incentive Plan (“PIP”) and prior plans, executives may defer the receipt of shares of Common Stock due in connection with a restoration stock option exercise of non-qualified stock options that were vested prior to December 31, 2004. If an executive elected to defer receipt of these shares into stock units, these stock units are also shown as owned. The deferral feature has been eliminated with respect to future stock option grants under the 2004 PIP and for non-qualified stock options granted from prior plans that vest on or after January 1, 2005.

Under our 2004 PIP, RSUs were granted to our NEOs on September 18, 2008, December 16, 2008, December 15, 2009 and December 14, 2010. The September 2008 RSUs vest ratably over a three year period with 25% vesting on each of the first and second anniversary of the date of grant, with the remaining 50% vesting on the third anniversary of the date of grant. The December 2008 and 2009 RSUs vest ratably over a three year period with 1/3rd vesting on each of the first three anniversaries of the date of grant, so that in 3 years the RSUs are 100% vested.

COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board (the “Committee”) reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement. The independent members of the Board reviewed and discussed the compensation of the CEO.

The Compensation Committee	The Independent Members of the Board of Directors (non Compensation Committee members)
John D. Correnti, Chairperson	Eugenio Clariond
David D. Harrison	Diane Gulyas
Michael N. Hammes	William H. Osborne
James H. Keyes	Dennis D. Williams
Steven J. Klinger

COMPENSATION DISCUSSION AND ANALYSIS

The Committee has the responsibility to approve and monitor all compensation and benefit programs for our executive officers (designated as Section 16 Officers) and makes recommendations for the compensation and benefits of our Chief Executive Officer (the “CEO”), which is then approved by the independent members of our Board. As part of its responsibility, the Committee reviews the performance of executive officers and approves compensation based on the overall successes of the individual executive, his or her specific business unit to the extent applicable, and the organization as a whole. The Committee is governed by a written charter, a copy of which is available on the Investor Relations section of our website at http://ir.navistar.com/documentdisplay.cfm?DocumentID=809.

Executive Summary

Our long term strategy is focused on three pillars: (i) Great Products, (ii) Competitive Cost Structure, and (iii) Profitable Growth. Two key enablers to this strategy are (i) Leverage the resources we have and those of our partners, and (ii) Control our destiny.

As our stockholders read through this CD&A, we believe our executive compensation programs are designed to support our company and our business strategies in concert with our culture, compensation philosophies and guiding principles.

The following describes some of the key executive compensation program changes implemented or designed in fiscal year 2010.

•	The Committee eliminated the gross up on perquisites or other similar payments for Section 16 Officers effective November 1, 2009.

•	The Committee eliminated the excise tax gross up on Change in Control (“CIC”) payments effective with the January 1, 2010 amended Executive Severance Agreement (“ESA”).

•	The Committee amended the ESAs to ensure alignment with competitive best practices and regulatory compliance.

•	The Committee approved the redesign of the fiscal year 2010 Annual Incentive (“AI”) Plan which ties into our company strategy and driving key performance behaviors.

•

The Committee approved the fiscal year 2011 Long Term Incentive (“LTI”) Plan that includes a total stockholder return plan for top executives, including our NEOs, focused on increasing stockholder value and outperforming the competition.

•	The Committee as well as the entire Board reviewed our Human Resources People Strategy to address succession and executive development.

Details regarding these changes will be further explained in the respective sections throughout the CD&A and proxy.

Detailed Review of Executive Compensation

Compensation Philosophy and Objectives

Our executive compensation program for our NEOs, as well as other executives, is designed to closely align executive rewards with corporate, group and individual performance and the total return to stockholders. We developed an overall compensation philosophy that is built on a foundation of guiding principles:

•	Competitive Positioning: Total remuneration is designed to attract and retain the executive talent required to achieve our goals through a market competitive total remuneration package.

•

Performance Orientation: Executive compensation is performance-based with a direct link to Company, business unit, and individual performance. It is also designed to align the interests of executives and stockholders.

•

Fairness: Compensation programs are designed to be fair and equitable across all employee groups and should not discriminate in favor of any one individual or group on the basis of age, service, or other non-performance related criteria.

•

Ownership and Responsibility: Programs recognize individual contributions as well as link executive and stockholder interests through compensation programs that reward our executives, including our NEOs, based on the financial success of the Company and increases to stockholder value.

Market Compensation Review

We continuously monitor the market competitiveness of our executive compensation program. Over the past couple of years, the Committee has reviewed various components of the program to ensure that (i) pay opportunities are competitive with the market, (ii) there is an appropriate link between performance and pay and (iii) the program supports our stated compensation philosophy. This process included consultation with Exequity, an independent compensation consultancy firm, which compared compensation of our executives, including our NEOs, on short-term incentive awards, long-term incentives, executive severance arrangements, other benefits and our overall compensation and benefits philosophy to that of our comparator group and broader market practice. Exequity was engaged by the Committee and reports solely to the Committee. The Committee has the sole authority to approve the terms of engagement. Exequity did not provide any services to the Company other than executive compensation consulting services during fiscal year 2010. The Committee considered both Exequity’s advice and management’s opinion in determining the compensation strategy. On an ad hoc basis, the Committee may engage Exequity to provide information regarding specific executive compensation topics of interest.

For fiscal year 2010, our comparator group of 23 companies was chosen from a cross section of manufacturing and transportation and equipment companies that have revenues ranging from one half to two times our revenues. The removal of Lear Corporation, as a result of their filing bankruptcy protection under Chapter 11, was the only change from fiscal year 2009 to fiscal year 2010. We review executive compensation against this peer group of companies with which we compete for talent. Information about this list of companies is used by Exequity and management when the Committee requests specific executive compensation analyses. The Committee approved the following peer group for fiscal year 2010.

Fiscal Year 2010 Compensation Peer Group

AGCO Corporation	Goodrich Corporation	PACCAR Incorporated
Cummins Incorporated	Goodyear Tire and Rubber	Parker-Hannifin
Danaher Corporation	Harley Davidson, Incorporated	PPG Industries, Inc.
Deere and Company	Illinois Tool Works	Terex Corporation
Dover Corporation	Ingersoll-Rand Co. Ltd.	Textron, Incorporated
Eaton Corporation	ITT Industries, Incorporated	TRW Automotive Holdings Corporation
General Dynamics	Masco Corporation	Whirlpool Corporation
Genuine Parts Company	Oshkosh Corporation

A broader industry survey published by Hewitt Associates was also used to provide us with additional compensation market data. Please refer to Appendix A of this proxy statement for a list of participants in Hewitt’s 2010 TCM survey. For individual executive positions, if the market data from the peer group of companies was not statistically reliable because of the small sample size, we also used the manufacturing group (or if the sample size is large enough, the all-industry group) of this broader survey data. When we use broader industry surveys, we use market data within our revenue scope, either overall consolidated revenue for corporate roles and/or business unit revenue for business unit specific roles. This is especially true for the base salary competitive market review.

In fiscal year 2010, for base salary, short-term incentives, and long-term incentives, we targeted the 50th percentile (market median). We established a policy of targeting base salaries at the 50th percentile (market median) of the competitive market, based on the peer group, where available, or the broader industry survey. We refer to this as the competitive market data, competitive marketplace, or the like. We consider an executive to be compensated competitively if his or her base salary is within 85 to 115 percent of the market median. Under special circumstances, when we are recruiting for critical roles, we may target an executive’s salary up to the 75th percentile. Our incentive compensation plans provide executives with the opportunity to earn total compensation at the 50th percentile of the competitive market for target consolidated, business unit, and/or individual performance and at the 75th percentile for distinguished consolidated, business unit, and/or individual performance.

Typically, the CEO makes recommendations to the Committee regarding annual base salary increases for the NEOs other than himself (see the section entitled “Summary of the Executive Salary Planning Approval Process” below). For our AI, the CEO may recommend that the Committee adjust awards to reflect individual performance. For long-term incentives, awards generally follow our fixed share guidelines with no adjustments recommended by the CEO, however awards granted under our new plan design, described below in our LTI section, the CEO has discretion for select executives eligible for the TSR plan.

Pay Mix

Our pay mix of base salary, short-term incentives, and long-term incentives generally tracks to the marketplace with the major component of total compensation, specifically annual and long-term incentives, being contingent on and variable with performance. This structure supports our pay-for-performance compensation philosophy.

Elements of Executive Compensation

The key elements of our executive compensation program include base salary, short-term incentives, long-term incentives, retirement benefits, perquisites, and other benefits. We also maintain stock ownership guidelines for our executives, including our NEOs. Although decisions relative to each of these compensation elements are made separately, the Committee considers the total compensation and benefits package when making any compensation decision.

Base Salary

We pay each executive officer a competitive base salary, on a monthly basis, for services rendered during the year. Base salaries for executive officers, including our NEOs, are typically reviewed and adjusted based on evaluating (i) the responsibilities of their positions, (ii) the competitive marketplace data and (iii) the performance of each executive during the fiscal year.

Summary of the Executive Salary Planning Approval Process

•	The head of each business unit reviews competitive salary market data relevant to his or her direct and indirect reports.

•	The head of each business unit provides salary recommendations for his or her direct and indirect reports.

•	The CEO reviews and approves and/or adjusts all of these salary recommendations.

•

The Committee reviews the salary for the CEO and reviews and approves the CEO’s salary recommendations for all Section 16 Officers. The CEO does not recommend nor is he involved in decisions regarding his own compensation.

•

The Committee then recommends and the independent members of the Board approve or adjust the salary recommendation for the CEO. As described in greater detail below, we have a detailed procedure in place for reviewing the performance of the CEO and determining the annual salary of the CEO.

Due to the economic environment, and consistent with fiscal 2009, traditional base salary performance increases to executives, including NEOs, did not occur for fiscal year 2010. After a two year freeze on performance-based salary increases, this type of salary change was reinstated in fiscal year 2011.

CEO Performance Evaluation

Each year, typically in December, the Committee and the independent members of the Board evaluate the CEO’s performance for the prior fiscal year. This review is based on the CEO’s achievement of goals set for the start of that year. The CEO presents this information solely to the independent members of the Board, who then discuss it in executive session. The CEO is not present during this discussion. The independent members’ evaluation of the CEO’s performance then forms the basis for the decision on the CEO award under our AI Plan which is described below, for the prior fiscal year and base salary for the new fiscal year. The chair of the Committee then informs the CEO of the compensation decisions and the performance evaluation on which those decisions were based.

In December 2009, the independent members of the Board discussed and evaluated Mr. Ustian’s accomplishments as CEO. These accomplishments included his foresight in creating the military business and providing continuing leadership to make it sustainable; his work in bringing an end to a protracted dispute with one of the Company’s suppliers in a manner that set the stage for the formation of a significant new partnership with that supplier; his leadership in navigating the Company through the loss of a significant customer and setting the stage for the Company’s engine business to be successful; the many actions he has taken and continues to take to develop a business model that provides profitability at the bottom of the business cycle; and his leadership in making strategic acquisitions to position the Company for future successes. Based on this evaluation, the independent members of the Board recommended and approved an award in the amount of $1,946,000 in recognition of Mr. Ustian’s achievements.

In December 2010, the independent members of the Board approved a base salary increase for Mr. Ustian from $1,180,000 to $1,250,000. Mr. Ustian’s base salary was last increased in December 2007. This action followed the Committee’s earlier approval of base salary increases for other executives, including NEOs, for fiscal year 2011. In this regard, the Committee determined that there will be performance increases in general to the base salary for executives, including NEOs, in fiscal year 2011. Also, in December 2010, the independent members of the Board approved a fiscal year 2010 AI Plan award (“AI award”) at the Distinguished level for Mr. Ustian based upon both the Company’s successful financial results and his strong performance in fiscal year 2010 as a result of his achievements within our three strategic pillars of great products, competitive costs and profitable growth. As discussed in the Annual Incentive section below, the Company’s fiscal year 2010 Consolidated Normalized Earnings Per Share (“EPS”) was $3.05, which is 146% of Target, slightly below the Distinguished level of performance (150% of Target). Excluding a one-time charge for costs associated with the fourth quarter settlement of a new labor agreement, EPS would have been $3.19 (155% of Target), which is higher than the Distinguished level of performance of $3.12 EPS.

Annual Incentive

AI Plan Redesign

Historically, the profitability of our business has been heavily influenced by the cycle of North American truck sales. Consolidated financial goals for AI had in the past been based on return on pro forma equity (“ROE”). A benchmark of 16.5% ROE had been used to target performance on average over the range of the business cycle (which is represented by forecasted truck industry volume). This truck industry volume measure is re-evaluated annually due to cyclical fluctuations. The amount of income required to earn AI was calculated using this ROE target and then converted to an EPS goal.

The Committee engaged Exequity to work in tandem with the Committee and management on an AI plan redesign project in fiscal year 2009 and into fiscal year 2010 with final Committee approval provided in December 2009.

In redesigning the plan for fiscal year 2010, we considered the following qualitative and quantitative factors: (i) financial metrics, (ii) market expectations for Company performance, (iii) management and Board expectations for Company performance, (iv) the changing nature of our business, (v) how best to prepare the business to be successful in the future, (vi) how the organization works together, and (vii) the fact that our business units are highly dependent on each other.

During this redesign process, we reaffirmed that our overall goals should still be based upon truck industry volume as the demand for our products is closely tied to this metric. However, while ROE and industry volume remain the foundation of the AI calculation, EPS is our primary performance factor. Additionally, EPS is a metric that is understandable and transparent to our stockholders.

Key Features of the 2010 AI Plan:

•	Performance based upon EPS

•	Growth Business Adjustment

•	To include the impact of new businesses or growth opportunities

•	Overall adjustment for business unit and individual performance

•	Degree of difficulty of the role / complexity of the business

•	Adaptability of the individual

•	Judgment (performance as evaluated by the CEO in conjunction with management and the Committee)

The AI plan ties into our overall company strategy of great products, competitive costs and profitable growth and is intended to drive key behaviors including:

•	Focus on reducing the impact of cyclicality

•	Ensure the Company is profitable at all points of the cycle

•	Improve cost structure

•	Improve conversion rate of operating income into net income

•	Controlling our destiny

•	Reduce the impact of unforeseen events on our financial results

The AI Plan is a short-term incentive program that exists to reward, motivate and retain employees as well as align rewards with performance for the fiscal year. The AI Plan is a key element in the executive compensation package as the Company intends for a significant portion of an executive’s, including the NEO’s, total compensation to be performance-related. The AI Plan for fiscal year 2010 was based on attaining financial and non-financial performance goals established and approved by the Committee. The AI Plan is authorized under our stockholder approved 2004 PIP. The 2004 PIP is an omnibus plan that allows for various awards such as cash, stock options, stock appreciation rights, RSUs, PSUs, and DSUs. The AI Plan and the 2004 PIP do not currently have claw-back provisions, which, for example, would retract a prior incentive award when financial results are restated after the award was paid. Our intent is to implement a claw-back provision soon after the final SEC rules and guidelines on this topic are adopted.

The AI Plan has threshold, target, distinguished, and super-distinguished performance payout levels for the NEOs which range from 25% to 200% of target. Based upon performance, in some years, the Company may not make AI payments, but the Company also has the ability under the plan to make maximum payments at 200% of target bonus opportunity for super-distinguished performance. Consolidated financial results between performance levels are interpolated on a straight-line basis to determine payment amounts.

The following were factors in the 2010 AI Plan:

Consolidated Financial Performance: For all of our executives, consolidated financial performance is heavily weighted in the calculation of incentive payments in order to encourage integrated execution across organizational boundaries within the Company.

We believe that it is important to encourage executives to work together for the best consolidated results rather than to focus on results at one business unit at the expense of other business units. Consolidated financial goals are based on our EPS, as determined by the Committee. The EPS goal is established based on an expected industry volume and an additional adjustment takes place to account for the sustainable revenues and margins from the Company’s growth businesses.

The following table outlines the fiscal year 2010 EPS goals based upon a forecast for truck industry volume of 203,000 units and growth business revenue of $2.0 billion.

Goal	EPS

Threshold (25% of Target)	$.78

Target (100%)	$2.34

Distinguished (150% of Target)	$3.12

Super Distinguished (200% of Target)	$3.90

Final fiscal year 2010 EPS was $3.05 which is 146% of Target, slightly below the Distinguished level of financial performance at 150% of Target. Excluding a one-time charge of costs associated with the fourth quarter settlement of a new labor agreement, EPS would have been $3.19 (155% of Target), which is higher than the Distinguished level of performance.

Business Unit and Individual Performance: The AI Plan is funded based on consolidated performance but may be adjusted based on assessment of business unit/functional group performance as well as individual performance.

The CEO in consultation with the Committee establishes goals for the Company including its major business units and/or functions. Performance relative to the goals is assessed quantitatively and qualitatively at the end of the fiscal year. A participant’s award may be adjusted based on the performance of their business unit and/or functional area as well as their individual performance.

Individual performance is measured by our annual Total Performance Management (the “TPM”) assessment. The TPM process is a performance management tool that focuses on employee career development, goal setting, performance appraisal and evaluation. The TPM assessment reviews how well the executive performed with regard to both individual goals and defined skills and behaviors.

Generally only financial goals are applicable to awards to our NEOs except where business unit and/or individual performance is used for downward discretion. However, for fiscal year 2010, in no event will any NEO receive an award greater than their predetermined share of a pool equal to 1.75% of operation income (defined as EBIT) over $50 million.

In conjunction with the 2010 AI factors stated above, the following are additional factors used to determine the total AI pool:

•	Achievement of pre-established financial and non-financial goals

•	Market expectations

•	Senior management expectations – do our accomplishments differentiate our company in the marketplace? Have we prepared the business to be successful in the future?

•	Affordability

The Committee reserves the right to reduce the aggregate amounts paid under the AI Plan. Generally, AI awards are not paid when consolidated results are below threshold. In any event, under no circumstances will the AI Plan provide payments when net income is negative.

The Committee has the discretion to adjust a bonus payment. In doing so, the Committee historically has considered the requirements of Section 162(m) of the Internal Revenue Code. While the Committee generally intends for incentive compensation to be tax deductible, there may be instances when the Committee decides to award a non-deductible amount. The Committee did not award a non-deductible AI amount for fiscal year 2010.

Fiscal Year 2010 AI Target Award Percentages and Amount Earned

Named Executive Officer	Business Unit	Target as a % of Base Salary	Maximum NEO Payment per our 2010 AI pool	2010 AI Amount Earned
Daniel C. Ustian	Corporate /Consolidated	110%	$2,313,675	$1,947,000
Andrew J. Cederoth	Corporate /Consolidated	75%	$ 652,575	$ 475,000
Deepak T. Kapur	Truck	75%	$ 830,550	$ 600,000
Steven K. Covey	Corporate /Consolidated	65%	$ 593,250	$ 482,625
Phyllis E. Cochran	Parts	65%	$ 474,600	$ 400,000

Final NEO awards were based upon consolidated financial performance and then the Committee used downward discretion to make individual award decisions based upon their business unit or functional area as well as individual performance. For fiscal year 2010, in no event will any NEO receive an award greater than their predetermined share of a pool equal to 1.75% of operation income (defined as EBIT) over $50 million.

As previously discussed in the CEO Performance Evaluation section, Mr. Ustian’s award is based upon the Distinguished level of performance. Mr. Cederoth’s achievements included cost reductions, including but not limited to SG&A, post-retirement costs, and refinancing initiatives, realigning the capital structure of the finance company, in addition to leading the company’s finance transformation efforts. Mr. Cederoth’s award is between the Target and Distinguished level of performance. Mr. Kapur’s achievements included product launches, military contracts, maintaining market share, and preparing for global expansion in the Truck business. Mr. Kapur’s award is between the Target and Distinguished level of performance. Mr. Covey’s achievements included the resolution of significant legal matters including commercial and regulatory issues. Mr. Covey’s award is based upon the Distinguished level of performance. Ms. Cochran’s achievements include the growth and improvement of margins in the Parts business. Ms. Cochran’s award is between the Target and Distinguished level of performance.

Long-Term Incentive

Traditionally, our objectives for including long-term incentives as part of our executives’ total compensation package include:

•	Aligning executive and stockholder interests by tying compensation to share price appreciation;

•	Emphasizing returns to stockholders; and

•	Cultivating ownership.

Historically, we have focused our long-term incentive plan on the use of stock options to align executives’ interests with those of stockholders. To manage the allocation of stock options, the Committee used a fixed share grant approach. The fixed share guideline takes into account the long-term incentive target by position, Black-Scholes valuation methodology, and estimated stock price. This approach was used because it:

•	Managed dilution;
•	Provided the same number of options for similar job roles; and
•	Provided a way for us to allocate stock options.

We have never backdated stock options. In addition, as set forth in the 2004 PIP, we prohibit stock option repricing. However, within the 2004 PIP, there was historically a Restoration Stock Option Program. Specifically, the Restoration Stock Option Program allowed an executive to exercise vested non-qualified stock options by presenting shares that have a total market value equal to the option exercise price times the number of options. New restoration options are then granted with an exercise price equal to the fair market value of our stock at that time in an amount equal to the number of mature shares that were used to exercise the original option, plus the number of shares that were withheld for the required tax liability. The restoration stock options have a term equal to the remaining term of the original option, generally become exercisable six months after the date of grant, and otherwise have the same general terms and conditions of other non-qualified stock options granted under the Company’s stock plans. In December 2008, the Committee approved the elimination of the Restoration Stock Option Program under the 2004 PIP in connection with future long-term incentive grants, beginning with the grants made in December 2008.

In December 2009, a fiscal year 2010 long-term incentive grant under the 2004 PIP was approved for eligible plan participants. The NEOs received a grant mix of 67% stock options and 33% RSUs. We also introduced cash-settled RSUs to certain eligible participants. Awards vest ratably over a three year period.

Long-Term Incentive Competitive Review

The Committee engaged Exequity to work together with the Committee and management to review the competitiveness of our LTI plan. The Committee approved the 2011 plan design in October 2010 and actual awards in December 2010.

This process began with an overall review of executive compensation positioning for base salary, annual incentive and long-term incentives. We found that our overall compensation program is competitive except for the long-term incentive values for our top level executives, including our NEOs listed on the Summary Compensation Table on page 39. This determination led to our decision to design an LTI program for our top tier executives that moves them closer to the competitive market.

In order to do this, a Total Shareholder Return Plan (“TSR”) was added to the equity mix for select top executives, including our NEOs, to provide them with financial opportunities when there is increased stockholder value and the Company outperforms its competition. The select top executives, including NEOs, are granted a mix of 50% stock options and 50% cash-settled performance shares based upon the TSR plan.

Key features of the TSR plan:

•	Three year performance period compared to our peer group.

•	If after three years the plan pays at or above Target, the cycle ends and payments are settled in cash.

•

If the performance is less than Target, the cycle is extended for two additional years and measured for the entire five year period. Under this extension, participants can earn up to Target less any earnings for the first three year measurement period.

•	Beginning and ending share prices are measured using the average price during 90 day trading periods.

•	TSR Performance Measurement:

TSR Percentile Ranking	TSR Payout as a % of Target
<30th percentile	0%
30th percentile	0%
40th percentile	50%
50th percentile	100% (Target)
75th percentile	150%
90th percentile	200%

•	Provides LTI values at 75th percentile or above if warranted by Company performance relative to its peers.

In December 2010, a fiscal year 2011 long-term incentive grant under the 2004 PIP was approved for eligible plan participants. The NEOs and other top executives received a grant mix of 50% stock options and 50% cash-settled performance shares based upon a TSR plan described above. All other eligible participants received a grant mix of 50% stock options and 50% cash-settled RSUs. The stock options have a seven (7) year term and both stock options and cash-settled RSUs vest ratably over a three year period.

Executive Stock Ownership Program

We feel that it is important to encourage senior executives to hold a material amount of Company Common Stock and to link their long-term economic interest directly to that of the stockholders. To achieve this goal, we established stock ownership requirements. During fiscal year 2010, our stock ownership guidelines applied to approximately 60 executives, including our NEOs, the majority of whom hold the title of vice president and above. Executives are expected to meet the ownership level for their position within five years of attaining that position. The ownership requirements range from 75% to 300% of base salary and are fixed at the number of shares that are required to be held as of the date of an executive’s promotion or hire, based on the fair market value of the shares at that time.

Executive Stock Ownership as of October 31, 2010

Named Executive Officer	Ownership Requirement as a % of Base Salary	Number of Shares Required	Number of Shares Owned
Daniel C. Ustian	300%	60,806	141,531
Andrew J. Cederoth(1)	225%	29,183	24,765
Deepak T. Kapur	225%	25,568	77,401
Steven K. Covey	225%	15,666	33,237
Phyllis Cochran	225%	15,375	36,016

(1)	Mr. Cederoth was promoted to CFO on September 24, 2009. The due date to fulfill his executive stock ownership requirement of 4,418 additional shares of Common Stock is September 24, 2014.

Executive Benefits and Perquisites

The following table summarizes the executive benefits and perquisites that we provide to our NEOs:

NEO	Life Insurance(1)	Executive Physical Program(2)	Flexible Perquisite Program(3)	Pension /Retirement/401(k) Plans(4)					Retiree Medical Benefits(5)
				RPSE	MRO	RAP	SRAP	SERP

Daniel C. Ustian	X	X	X	X	X			X	X

Andrew J. Cederoth	X	X	X	X		X	X	X	X

Deepak T. Kapur	X	X	X			X	X	X

Steven K. Covey	X	X	X	X	X			X	X

Phyllis E. Cochran	X	X	X	X	X			X	X

(1)	Life Insurance. We provide Company-paid life insurance equal to five times base salary.

(2)

Physical Exams. This program provides a Company-paid physical when an executive is first hired or promoted to an executive position. A physical is also required every two years prior to age 50 and every year after age 50. This program helps us ensure the health of our key executives.

(3)

Executive Flexible Perquisites for our NEOs. We maintain a flexible perquisite program for our NEOs, which we believe is competitive and consistent with our overall compensation program, and which assists us in the attraction and retention of our executive officers. The Executive Flexible Perquisite Program provides a cash stipend to each of our NEOs, the amount of which varies by executive, based upon the executive’s organization level. The purpose of the cash stipend is to provide each of our NEOs with the ability to choose the perquisite that best fits his or her professional and personal situation. This program is in lieu of providing and administering such items as car leases, tax preparation, financial planning, and home security systems. We do not require the NEOs to substantiate the expenses for which they use this stipend. The annual perquisite amount is paid prospectively in equal installments in May and November.

Annual Flexible Perquisite – Fiscal Year 2010

Named Executive Officer	Annual Flexible Perquisite Payment
Daniel C. Ustian	$46,000
Andrew J. Cederoth	37,000	(A)
Deepak T. Kapur	37,000
Steven K. Covey	28,000
Phyllis E. Cochran	28,000

(A)

Mr. Cederoth received $38,417 in fiscal year 2010 which includes a one month retroactive payment for October 2009 based upon his eligibility for a higher perquisite allowance due to his promotion to EVP & CFO on September 24, 2009.

In certain circumstances, where a commercial flight is not available to meet a NEOs travel schedule, our NEOs and directors use chartered aircraft for business purposes only. In these situations, we believe chartered aircraft allows us to make effective use of the executive’s time. After a review of the chartered flight usage in fiscal year 2010, we confirmed the use was for business purposes only. A spouse may accompany an NEO while he or she is traveling on Company business. Although this occurs on a limited basis, the spouse travel expense is included in taxable compensation.

Effective November 1, 2009, the Committee approved a policy statement that eliminates all tax gross-ups for perquisites and other similar benefits to Section 16 Officers, including NEOs.

(4)	Pension/Retirement/401(k) Plans

We began transitioning to defined contribution/401(k) plans as the primary retirement income program for all non-represented employees hired on or after January 1, 1996. Thus participation in our defined benefit pension plans has been limited to those hired prior to that date.

•	Retirement Plan for Salaried Employees (“RPSE”). This is our tax-qualified defined benefit pension plan for salaried employees hired prior to January 1, 1996.

•

Managerial Retirement Objective Plan (“MRO”). The MRO is our unfunded non-qualified defined benefit pension plan designed primarily to restore the benefits that executives, including our NEOs, would otherwise have received if the Internal Revenue Code limitations had not applied to the RPSE.

•

Retirement Accumulation Plan (“RAP”). This is our tax-qualified defined contribution/401(k) plan for salaried employees hired on or after January 1, 1996. Effective December 31, 2008, the Retirement Savings Plan was merged into the RAP.

•

Supplemental Retirement Accumulation Plan (“SRAP”). This is our non-qualified deferred compensation plan designed primarily to restore the contributions that participants would otherwise have received under the RAP, if the Internal Revenue Code limitations had not been in place.

•	Supplemental Executive Retirement Plan (“SERP”). This is designed as a pension supplement to attract and retain key executives. The SERP is unfunded and is not qualified for tax purposes.

Additional information on the pension/401(k) plans are provided in the Pension Benefits, Non-Qualified Defined Contribution and Other Non-Qualified Deferred Compensation sections of this proxy statement.

(5)	Retiree Medical Benefits. Non-represented employees, including our NEOs, hired on or after January 1, 1996, are not eligible for the retiree medical benefits program.

Employment Contracts and Executive Severance Arrangements

We do not have employment contracts with our NEOs as employment with each of them is “at will.” However, like many companies, to ensure stability and continuity of management, we provide NEOs with an ESA, which provides for severance benefits in the event of a specified termination such as an involuntary termination or a termination in connection with a change in control. Our ESAs were modified effective January 1, 2010 to be more consistent with market competitive practices. Please refer to the Potential Payments Upon Termination or Change in Control below for more information.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the NEOs, excluding the CEO, whose decisions are approved by the independent members of the Board. The CEO makes recommendations to the Committee regarding the compensation for his direct reports (which includes the other NEOs) based on a review of their performance, job responsibilities, and impact to our business strategy. The CEO does not make recommendations to the Committee regarding his own compensation.

Tax and Accounting Implications

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code provides that a public company generally may not deduct the amount of non-performance based compensation paid to certain executive officers that exceeds $1 million in any one calendar year. However, this provision does not apply to performance-based compensation that satisfies certain legal requirements including income from certain stock options and certain formula driven compensation. In general, the Committee has considered the effect of the Internal Revenue Code limitation and under certain circumstances may decide to grant compensation that is outside of the limits.

Non-Qualified Deferred Compensation

The American Jobs Creation Act of 2004 changed the tax rules applicable to non-qualified deferred compensation arrangements. We are complying in good faith with the statutory provisions, which generally became effective as of January 1, 2005, and the applicable regulations. Please refer to the Non-Qualified Deferred Compensation table below for more information on the subject.

Accounting for Stock-Based Compensation

In November 2005, we began accounting for our equity based long-term incentive vehicles under the 2004 PIP in accordance with the guidance on share-based payments.

EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation paid to or earned by each of our NEOs for the years ended October 31, 2010, 2009, and 2008:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-Qualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Daniel C. Ustian	2010	1,180,000	1,946,000	(5)	646,567	2,670,606	(6)	1,947,000	1,913,848	78,448	10,382,469
Chairman, President & Chief Executive Officer	2009	1,180,000	–		409,081	948,640		1,946,000	$3,622,886	74,519	8,181,126
	2008	1,170,833	–		2,526,468	–		2,589,500	–	107,198	6,393,999

Andrew J. Cederoth	2010	470,000			358,050	575,262		475,000	116,201	89,928	2,084,441
Executive Vice President & Chief Financial Officer	2009	321,534	–		19,733	45,768		350,000	455,558	43,298	1,235,891

Deepak T. Kapur	2010	640,000			225,464	575,262		600,000	316,393	154,673	2,511,792
President, Truck Group	2009	640,000	–		142,636	330,776		$500,000	1,041,363	137,070	2,791,845
	2008	640,000	–		880,940	–		$900,000	–	103,649	2,524,589

Steven K. Covey	2010	495,000			146,049	428,873	(7)	482,625	857,040	36,479	2,446,066
Senior Vice President, Chief Ethics Officer & General Counsel	2009	495,000	–		92,387	214,276		400,000	1,393,687	37,257	2,632,607
	2008	495,000	–		570,672	–		640,000	131,795	36,916	1,874,383

Phyllis E. Cochran	2010	430,000	–		170,172	372,654		400,000	698,125	37,145	2,108,096
President, Parts Group

(1)

The amounts reported in this column reflect the aggregate fair value of stock-based awards (other than stock options) granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the officer. The fair values of stock-based awards are estimated using the average price of our stock on the grant date. Stock-based awards settle in Common Stock on a one-for-one basis. The grant date fair values of each individual stock based award in 2010 (including RSUs and PSUs) are set forth in the 2010 Grant of Plan-Based Awards table on page 41. Additional information about these values is included in Note 21 to our audited financial statements included in our Form 10-K for fiscal year 2010. A description of RSUs and PSUs appears in the narrative text following the 2010 Grants of Plan-Based Awards table on page 41. The amounts reported for fiscal year 2008 and fiscal year 2009 have been restated to reflect their aggregate grant date fair value for the respective years, in accordance with new SEC Rules.

(2)

The amounts reported in this column reflect the aggregate fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the officer. Assumptions used in the calculation of these values are included in Note 21 to our audited financial statements included in our Form 10-K for fiscal year 2010. A description of stock options appears in the narrative text following the 2010 Grants of Plan-Based Awards table on page 41. The amounts for fiscal 2008 and fiscal 2009 have been restated to reflect the aggregate grant date fair value for the respective years, in accordance with new SEC rules.

(3)

This amount represents the change in the actuarial present value of the RPSE and MRO for Messrs. Ustian and Covey and Ms. Cochran. This amount also represents the change in actuarial present value of the SERP and certain interest on the SRAP for Mr. Kapur. For Mr. Cederoth the amount represents the change in actuarial present value of the RPSE and SERP as well as certain interest on the SRAP.

(4)

This includes such items as flexible perquisites cash allowances, Company-paid life insurance premiums, Company contributions to the RAP and the SRAP. The actual flexible perquisite payments are as follows: $46,000 for Mr. Ustian; $38,417 for Mr. Cederoth; $37,000 for Mr. Kapur; and $28,000 for Mr. Covey and Ms. Cochran. The Company-paid life insurance premiums are as follows: $25,105 for Mr. Ustian; $1,420 for Mr. Cederoth; $16,307 for Mr. Kapur; $8,479 for Mr. Covey; and $7,355 for Ms. Cochran. Our contribution to the RAP was $15,925 for Mr. Kapur. Our contribution for the SRAP was $48,715 for Mr. Cederoth, and $84,175 for Mr. Kapur.

(5)

This amount represents an award in recognition of Mr. Ustian’s achievements, including his foresight in creating the military business and providing continuing leadership to make it sustainable; his work in bringing an end to a protracted dispute with one of the Company’s suppliers in a manner that set the stage for the formation of a significant new partnership with that supplier; his leadership in navigating the Company through the loss of a significant customer and setting the stage for the Company’s engine business to be successful; the many actions he has taken and continues to take to develop a business model that provides profitability at the bottom of the business cycle; and his leadership in making strategic acquisitions to position the Company for future successes.

(6)	Includes the grant date fair value of 24,578 restoration stock option awards granted on April 12, 2010 and 55,469 restoration stock option awards granted on April 14, 2010.

(7)	Includes the grant date fair value of 2,417 restoration stock option awards granted on June 18, 2010.

Grants of Plan-Based Awards Table – Fiscal Year 2010

The following table provides information for each of our NEOs with respect to annual and long-term incentive award opportunities, including the range of potential payouts under non-equity incentive plans for the fiscal year ending October 31, 2010. Specifically the table presents the fiscal year 2010 grants of AI Awards, RSUs, Stock Options, Restoration Stock Options, and PSUs. All Stock Awards and Option Awards were granted under the 2004 PIP.

						All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)
								Exercise or Price Base Of Option Awards ($/Sh)(4)	Market Price on Grant Date ($/Sh)(4)	Grant Date Fair Value of Stock & Option Awards ($)(5)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Daniel C. Ustian	AI Award		324,500	1,298,000	2,596,000	–	–	–	–	–
	RSU	12/15/2009	–	–	–	18,058	–	–	–	646,567
	Stock Option	12/15/2009	–	–	–	–	91,656	35.805	35.58	1,649,808
	Restoration Stock Option	4/12/2010	–	–	–	–	24,578	49.815	49.90	281,396
	Restoration Stock Option	4/14/2010	–	–	–	–	55,469	49.84	50.01	739,402

Andrew J. Cederoth	AI Award		88,125	352,500	705,000	–	–	–	–	–
	RSU	12/15/2009	–	–	–	10,000	–	–	–	358,050
	Stock Option	12/15/2009	–	–	–	–	31,959	35.805	35.58	575,262

Deepak T. Kapur	AI Award		120,000	480,000	960,000	–	–	–	–	–
	RSU	12/15/2009	–	–	–	6,297	–	–	–	225,464
	Stock Option	12/15/2009	–	–	–	–	31,959	35.805	35.58	575,262

Steven K. Covey	AI Award		80,438	321,750	643,500	–	–	–	–	–
	RSU	12/15/2009	–	–	–	4,079	–	–	–	146,049
	Stock Option	12/15/2009	–	–	–	–	20,703	35.805	35.58	372,654
	Restoration Stock Option	6/18/2010	–	–	–	–	2,417	57.38	56.89	56,219

Phyllis E. Cochran	AI Award		69,875	279,500	559,000	–	–	–	–	–
	RSU	12/15/2009	–	–	–	4,079	–	–	–	146,049
	Stock Option	12/15/2009	–	–	–	–	20,703	35.805	35.58	372,654
	PSU	1/25/2010	–	–	–	637	–	–	–	24,123

(1)

These amounts represent compensation opportunity for fiscal year 2010 under the AI Plan. For additional information regarding such awards, see “Compensation Discussion and Analysis — Annual Incentives” on page 31 of this proxy statement.

(2)	Restricted Stock Units

The amounts shown for RSUs represent the number of RSUs awarded to the NEOs in the fiscal year and the grant date fair value of the RSUs determined in accordance with FASB ASC Topic 718. RSUs generally vest over a three year period with 1/3 of the award vesting on each of the first three anniversaries of the date on which they are awarded, so that in three years the RSUs are 100% vested. The RSUs will be settled in shares at the time they vest.

Premium Share Units

The amounts shown for PSUs represent the number of PSUs awarded to the NEOs in the fiscal year and the grant date fair value of the PSUs determined in accordance with FASB ASC Topic 718. PSUs represent shares of Common Stock granted pursuant to our Executive Stock Ownership Program and is based on the attainment of certain stock ownership thresholds. PSUs generally vest over a three year period with 1/3 of the award vesting on each of the first three anniversaries of the date on which they are awarded, so that in three years the PSUs are 100% vested. PSUs do not have an exercise price and are settled only for shares of our Common Stock on a one-for-one basis. Settlement of PSUs will occur within 10 days after an executive’s separation of employment or at such later date as required by Internal Revenue Code Section Rule 409A.

(3)	Stock Options and Restoration Stock Options

The amounts shown for stock options and restoration stock options represent the number of stock options or restoration stock options granted to each NEO in the fiscal year and the grant date fair value of the options is determined in accordance with FASB ASC Topic 718. The stock options generally vest over a three year period with 1/3 vesting on each of the first three anniversaries of the date on which they are awarded, so that in three years the stock options are 100% vested. The stock options expire 7 years after the date of grant.

Restoration stock options are awarded in connection with an exercise of a non-qualified stock option whereby shares are used to pay the exercise price of the options (grant price times the number of options exercised) and the tax liability on the transaction. Restoration options are then granted with an exercise price equal to the then current fair market price in an amount equal to the number of shares used to pay the cost of the original option, plus the number of shares needed to cover the tax liability on the transaction. Restoration stock options vest as to 100% of the shares six months after the date of grant (or if sooner, one month before the end of the term of the underlying stock option from which it was exercised) and will expire under the terms of the underlying stock option from which it was exercised, otherwise the restoration stock options have the same general terms and conditions of non-qualified stock options the Company grants. The net shares or profit shares (the difference between the exercise price of the options and the value of the shares on the date of exercise, less withholding tax) on the restoration stock option exercise, generally cannot be transferred for a period of three years. The Restoration Stock Option Program was eliminated for all stock options granted on or after December 16, 2008.

(4)

The exercise price per share is the Fair Market Value (average of high and low price) of Common Stock on the date of grant. The market price is the closing price of our Common Stock on the date of grant.

(5)

The amounts shown do not reflect realized compensation by the NEOs. The amounts shown represent the value of the RSU, stock option, restoration stock option and PSU awards granted to the NEOs based on the grant date fair value of the awards as determined in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on the holdings of stock options and stock awards by our NEOs as of the fiscal year ending October 31, 2010. The table includes unexercised and unvested stock option awards; unvested PSUs and unvested RSUs. The vesting information for each grant is provided in the footnotes to this table, based on the stock option or stock award grant date. The market value of the stock awards is based on the closing price of our Common Stock as of October 29, 2010, the last trading day of the fiscal year, which was $48.18. For additional information about the stock option awards and stock awards, see the description of long-term incentive compensation in the “Compensation Discussion and Analysis” on page 27 of this report.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1)		Grant Date	Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercisable Options ($)	Grant Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)
	Exercisable	Unexercisable
Daniel C. Ustian	7,204	–	04/16/2002	44.15000	04/17/2012	–	9/18/2008	22,800	1,098,504
	2,873	–	12/10/2002	26.38500	12/10/2012	–	12/16/2008	12,038	579,991
	92,049	–	12/10/2002	26.38500	12/11/2012	–	12/15/2009	17,625	849,173
	13,978	–	12/10/2002	26.38500	12/11/2012	–
	58,100	–	02/19/2003	23.96500	02/20/2013	–
	2,895	–	12/09/2003	42.88500	12/09/2013	–
	133,905	–	12/09/2003	42.88500	12/10/2013	–
	136,800	–	12/14/2004	40.91500	12/14/2014	–
	136,800	–	10/18/2005	26.15000	10/18/2015	–
	30,552	61,104	12/16/2008	22.65500	12/16/2018	1,559,680
	–	91,656	12/15/2009	35.80500	12/15/2016	1,134,243
	3,076	–	04/12/2010	49.81500	12/12/2010	–
	21,502	–	04/12/2010	49.81500	12/13/2010	–
	53,221	–	04/14/2010	49.84000	12/12/2011	–
	2,248	–	04/14/2010	49.84000	12/11/2011	–
Total:	695,203	152,760				2,693,923		52,463	2,527,668

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)(1)		Grant Date	Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercisable Options ($)	Grant Date	Number of Shares or Units of Stock Held that Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock Held that Have Not Vested ($)
	Exercisable	Unexercisable
Andrew J. Cederoth	2,464	–	12/10/2002	26.38500	12/10/2012	–	09/18/2008	1,550	74,679
	6,736	–	12/10/2002	26.38500	12/11/2012	–	12/16/2008	580	27,944
	3,209	–	12/09/2003	42.88500	12/09/2013	–	12/15/2009	10,000	481,800
	3,391	–	12/09/2003	42.88500	12/10/2013	–
	6,600	–	12/14/2004	40.91500	12/14/2014	–
	6,600	–	10/18/2005	26.15000	10/18/2015	–
	1,474	2,948	12/16/2008	22.65500	12/16/2018	75,248
	–	31,959	12/15/2009	35.80500	12/15/2016	395,493
Total:	30,474	34,907				470,741		12,130	584,423
Deepak T. Kapur	12,233	–	09/02/2003	44.66000	09/03/2013	–	9/18/2008	7,950	383,031
	6,993	–	12/09/2003	42.88500	12/09/2013	–	12/16/2008	4,197	202,211
	40,707	–	12/09/2003	42.88500	12/10/2013	–	12/15/2009	6,297	303,389
	47,700	–	12/14/2004	40.91500	12/14/2014	–
	10,653	21,306	12/16/2008	22.65500	12/16/2018	543,836
	–	31,959	12/15/2009	35.80500	12/15/2016	395,493
Total:	118,286	53,265				939,329		18,444	888,631
Steven K. Covey	2,218	–	12/09/2003	42.88500	12/09/2013	–	9/18/2008	5,150	248,127
	282	–	12/09/2003	42.88500	12/10/2013	–	12/16/2008	2,718	130,953
	30,900	–	12/14/2004	40.91500	12/14/2014	–	12/15/2009	3,995	192,479
	30,900	–	10/18/2005	26.15000	10/18/2015	–
	6,901	13,802	12/16/2008	22.65500	12/16/2018	352,296
	–	20,703	12/15/2009	35.80500	12/15/2016	256,200
	–	1,847	06/18/2010	57.38000	12/10/2012	–
	–	570	06/18/2010	57.38000	12/11/2012	–
Total:	71,201	36,922				608,496		11,863	571,559
Phyllis E. Cochran	3,982	–	12/11/2001	38.20000	12/11/2011	–	09/18/2008	5,150	248,127
	3,218	–	12/11/2001	38.20000	12/12/2011	–	12/16/2008	2,718	130,953
	3,188	–	12/10/2002	26.38500	12/10/2012	–	12/15/2009	4,079	196,526
	8,679	–	12/10/2002	26.38500	12/11/2012	–	01/25/2010	637	30,691
	2,895	–	12/09/2003	42.88500	12/09/2013	–
	7,505	–	12/09/2003	42.88500	12/10/2013	–
	30,900		12/14/2004	40.91500	12/14/2014	–
	30,900		10/18/2005	26.15000	10/18/2015	–
	6,901	13,802	12/16/2008	22.65500	12/16/2018	352,296
	0	20,703	12/15/2009	35.80500	12/15/2016	256,200
Total:	98,168	34,505				608,496		12,584	606,297

(1)

All options, other than restoration options, became or will become exercisable under the following schedule: one-third on each of the first three anniversaries of the date of grant. In the event an optionee exercises a non-qualified option with already-owned shares, he or she may be eligible to receive restoration options, if at the time of exercise an election was made to restore the exercised options. Restoration options contain the same expiration dates and other terms as the options they replace except that they have an exercise price per share equal to the fair market value of the common stock on the date the restoration option is granted and become exercisable in full six months after they are granted or, if sooner, one month before the end of the remaining term of the options they replace.

(2)

The RSUs granted on September 18, 2008, become exercisable under the following schedule: 25% on each of the first two anniversaries of the date of grant and 50% on the third anniversary of the date of grant. The RSUs granted on December 16, 2008 and December 15, 2009 and all PSUs become exercisable under the following schedule: 1/3rd on each of the first three anniversaries of the date of grant.

(3)	The vesting dates of outstanding unexercisable stock options, RSUs and unvested PSUs at October 31, 2010 are listed below:

Name	Type of Award	Grant Date	Number of Unexercised or Unvested Shares Remaining from Original Grant	Number of Shares Vesting and Vesting Date in 2010	Number of Shares Vesting and Vesting Date in 2011	Number of Shares Vesting and Vesting Date in 2012	Number of Shares Vesting and Vesting Date in 2013
Daniel C. Ustian	RSUs	9/18/2008	22,800		22,800 on 09/18/2011
	RSUs	12/16/2008	12,038	6,019 on 12/16/2010	6,019 on 12/16/2011
	RSUs	12/15/2009	17,625	5,587 on 12/15/2010	6,019 on 12/15/2011	6,019 on 12/15/2012
	Options	12/16/2008	61,104	30,552 on 12/16/2010	30,552 on 12/16/2011
	Options	12/15/2009	91,656	30,552 on 12/15/2010	30,552 on 12/15/2011	30,552 on 12/15/2012
Andrew J. Cederoth	RSUs	9/18/2008	1,550		1,550 on 9/18/2011
	RSUs	12/16/2008	580	290 on 12/16/2010	290 on 12/16/2011
	RSUs	12/15/2009	10,000	3,334 on 12/15/2010	3,333 on 12/15/2011	3,333 on 12/15/2012
	Options	12/16/2008	2,948	1,474 on 12/16/2010	1,474 on 12/16/2011
	Options	12/15/2009	31,959	10,653 on 12/15/2010	10,653 on 12/15/2011	10,653 on 12/15/2012
Deepak T. Kapur	RSUs	9/18/2008	7,950		7,950 on 09/18/2011
		12/16/2008	4,197	2,098 on 12/16/2010	2,099 on 12/16/2011
		12/15/2009	6,297	2,099 on 12/15/2010	2,099 on 12/15/2011	2,099 on 12/15/2012
	Options	12/16/2008	21,306	10,653 on 12/16/2010	10,653 on 12/16/2011
	Options	12/15/2009	31,959	10,653 on 12/15/2010	10,653 on 12/15/2011	10,653 on 12/15/2012
Steven K. Covey	RSUs	9/18/2008	5,150		5,150 on 09/18/2011
		12/16/2008	2,718	1,359 on 12/16/2010	1,359 on 12/16/2011
	RSUs	12/15/2009	3,995	1,276 on 12/15/2010	1,359 on 12/15/2011	1,360 on 12/15/2012
	Options	12/16/2008	13,802	6,901 on 12/16/2010	6,901 on 12/16/2011
	Options	12/15/2009	20,703	6,901 on 12/15/2010	6,901 on 12/15/2011	6,901 on 12/15/2012
	Options	6/18/2010	1,847	1,847 on 12/18/2010
	Options	6/18/2010	570	570 on 12/18/2010

Name	Type of Award	Grant Date	Number of Unexercised or Unvested Shares Remaining from Original Grant	Number of Shares Vesting and Vesting Date in 2010	Number of Shares Vesting and Vesting Date in 2011	Number of Shares Vesting and Vesting Date in 2012	Number of Shares Vesting and Vesting Date in 2013
Phyllis E. Cochran	RSUs	9/18/2008	5,150		5,150 on 09/18/2011
	RSUs	12/16/2008	2,718	1,359 on 12/16/2010	1,359 on 12/16/2011
	RSUs	12/15/2009	4,079	1,360 on 12/15/2010	1,359 on 12/15/2011	1,360 on 12/15/2012
	Options	12/16/2008	13,802	6,901 on 12/16/2010	6,901 on 12/16/2011
	Options	12/15/2009	20,703	6,901 on 12/15/2010	6,901 on 12/15/2011	6,901 on 12/15/2012
	PSUs	1/25/2010	637		212 on 1/25/2011	212 on 1/25/2012	213 on 1/25/2013

Option Exercises and Stock Vested Table

The following table provides information for our NEOs on stock option exercises during the fiscal year ending October 31, 2010, including the number of shares acquired upon exercise and the value realized and the number of shares acquired upon the vesting of RSUs and PSUs and the value realized by the executive before payment of any applicable withholding tax and broker commissions based on the fair market value (or market price) of our stock on the date of exercise or vesting, as applicable.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized Upon Vesting ($)
Daniel C. Ustian	102,266	$1,829,003	17,486	$694,323
Andrew J. Cederoth	9,603	140,771	1,066	42,823
Deepak T. Kapur	47,700	1,137,645	6,074	241,251
Steven K. Covey	7,200	140,568	3,936	156,342
Phyllis E. Cochran	4,745	100,624	3,852	153,334

(1)

Amounts in this column include restoration stock option exercises completed by Mr. Ustian and Mr. Covey. See the table below for additional information on the restoration exercises. For additional information on the Restoration Stock Option Program see footnote 3 under the Grant of Plan-Based Awards table on page 41.

Restoration Stock Option Exercises

Name	Grant Date	Options Exercised	Exercise Price	Value Realized	Restoration Options Granted	Grant Date	Exercise Price	Vest Date	Expiration Date	Profit Shares
Daniel C. Ustian	12/12/2000	4,713	$21.22	$134,768	3,076	4/12/2010	$49.815	10/12/2010	12/12/2010	1,637
	12/12/2000	4,333	21.22	123,902	2,828	4/12/2010	49.815	10/12/2010	12/13/2010	1,505
	12/12/2000	28,620	21.22	818,389	18,674	4/12/2010	49.815	10/12/2010	12/13/2010	9,946
	12/11/2001	10,576	38.20	123,105	9,082	4/14/2010	49.84	10/14/2010	12/12/2011	1,494
	12/11/2001	2,617	38.20	30,462	2,248	4/14/2010	49.84	10/14/2010	12/11/2011	369
	12/11/2001	51,407	38.20	598,377	44,139	4/14/2010	49.84	10/14/2010	12/12/2011	7,268
Steven K. Covey	12/12/2002	2,982	26.385	92,427	1,847	6/18/2010	57.38	12/18/2010	12/10/2012	1,135
	12/12/2002	918	26.385	28,453	570	6/18/2010	57.38	12/18/2010	12/11/2012	348

(2)

Amounts in this column include RSUs that vested and/or were surrendered to the Company in satisfaction of tax withholdings due upon receipt of RSUs that vested on December 16, 2009 and September 18, 2010. The market price of our stock on December 16, 2009 was $35.635 and the market price of our stock on September 18, 2010 was $41.875 (the 18th was on a Saturday so we used the average of the high/low on the previous business day to calculate the market price). Under the terms of the award agreement from which they were granted actual delivery of the RSUs that vested on September 18, 2010, is being deferred until September 18, 2011. Below is information on the number of RSUs that vested in 2010 that have a deferral feature.

Name	RSUs Vesting	Value of RSUs Vesting	Deferral Date
Daniel C. Ustian	11,400	$477,375	09/18/2011
Andrew J. Cederoth	775	32,453	09/18/2011
Deepak T. Kapur	3,975	166,453	09/18/2011
Steven K. Covey	2,575	107,828	09/18/2011
Phyllis E. Cochran	2,575	107,828	09/18/2011

Amounts in this column also include RSUs that were surrendered to the Company by Mr. Ustian, and Mr. Covey in satisfaction of employment tax withholdings due upon receipt of RSUs that were awarded to each of them on December 15, 2009. The employment tax withholdings were a result of Mr. Ustian and Mr. Covey having attained retirement eligibility status under the stock plan from which the RSUs were granted. The market price of our stock on the date the shares were surrendered was $35.805.

Pension Benefits – Fiscal Year 2010

The amounts reported in the table below equal the present value of the accumulated benefit at October 31, 2010, for the NEOs under each plan based on the assumptions described below the table:

Pension Benefits Table

Named Executive Officers	Plan	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year
Daniel C. Ustian	RPSE	37.7	$1,318,084	$0
	MRO	37.7	$9,072,248	$0
	SERP	37.7	$0	$0
Andrew J. Cederoth	RPSE	14.6	$270,512	$0
	SERP	20.6	$207,962	$0
Deepak T. Kapur	SERP	7.4	$2,355,275	$0
Steven K. Covey	RPSE	29.5	$1,252,045	$0
	MRO	29.5	$2,327,237	$0
	SERP	29.5	$0	$0
Phyllis E. Cochran	RPSE	31.7	$1,327,628	$0
	MRO	31.7	$2,167,080	$0
	SERP	31.7	$0	$0

(1)

Unless otherwise noted, all present values reflect benefits payable at the earliest retirement date when the pension benefits are unreduced. Also unless otherwise noted, form of payment, discount rate (4.9%) and mortality (RP-2000 Combined Mortality Table projected at 50% of scale AA) is based on assumptions from the guidance on accounting for pensions. Additionally, SERP benefits have only been offset by benefits under Navistar sponsored retirement programs. At actual retirement these benefits will also be offset by benefits accumulated under programs for employment prior to Navistar, Inc.

Historically, we have provided our employees with retirement income programs since 1908. Over the years the programs have changed for various reasons. Effective January 1, 1996, we began transitioning from defined benefit retirement income programs to defined contribution retirement income programs as the primary vehicle to deliver those benefits.

Employees hired before that date participate in defined benefit pension plans and those hired on or after that date participate in defined contribution plans. We also provide non-tax-qualified benefit restoration programs that provide benefits or contributions that are in addition to those provided under our tax-qualified programs. The following briefly describes the various programs.

•

Navistar, Inc. Retirement Plan for Salaried Employees. The RPSE is a funded and tax-qualified defined benefit retirement program. The plan provides benefits primarily based on a formula that takes into account the employee’s years of service, final average earnings and a percentage of final average earnings per year of service (accrual rates). The table below summarizes the benefit accrual rates under the RPSE.

RPSE Benefit as Percent of Final Average Pay

	Prior to 1989	After 1988	Maximum
Rate of Benefit Accrual per Year of Service	2.4%	1.7%	60%

The eligible earnings are averaged over the highest 60 consecutive months within the final 120 consecutive months prior to retirement. Eligible earnings include base compensation and specifically exclude AI Plan compensation. Thus any increase in AI payments will not increase benefits under the RPSE. Such compensation may not exceed an IRS-prescribed statutory limit applicable to tax-qualified plans ($245,000 for fiscal year 2010).

The resulting benefit which may commence at age 62 is offset by a percentage of estimated or actual Social Security benefits. The percentage offset is equal to 1.7% for each year of service with a maximum offset equal to 60% of Social Security benefits.

The RPSE is available only to employees who were hired prior to January 1, 1996 and thus is closed to new participants. Additionally, effective January 1, 2005, service has been limited to the service accrued as of December 31, 2004, for the employees who were hired prior to January 1, 2005 and were under age 45 as of January 1, 2005.

Benefits under the RPSE are subject to the limitations imposed under Section 415 of the Internal Revenue Code. The Section 415 limit for fiscal year 2010 is $195,000 per year for a single life annuity payable at an Internal Revenue Service prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distributions and different starting dates.

Of the NEOs, Messrs. Ustian, and Covey and Ms. Cochran participate in the RPSE. Mr. Cederoth also participates in the RPSE but his service is limited to the service accrued as of December 31, 2004.

•

Navistar, Inc. Managerial Retirement Objective Plan. We offer the MRO to approximately 300 eligible managers and executives. The MRO provides for retirement benefits that are either not covered by or that are above those provided under our RPSE. The MRO is unfunded and is not qualified for tax purposes.

Benefits payable under the MRO are equal to the excess of (i) the amount that would be payable in accordance with the terms of the RPSE, disregarding the limitations imposed under the Internal Revenue Code over (ii) the retirement benefit actually payable under the RPSE, taking such Internal Revenue Code limitations into account. Benefits under the MRO are generally payable at the same time and in the same manner as the RPSE, other than if a delay is required under Internal Revenue Code Section 409A.

A pro-rated portion of AI Plan payments is included in the definition of eligible compensation and the amount included is also subject to a cap determined as a percentage of the executive’s annualized base salary. The pro-rated portion and the cap depend on the executive’s organizational level in the Company.

An executive must have been hired by us prior to January 1, 1996 to be eligible to participate in the MRO. Executives who were under age 45 as of December 31, 2004 no longer participate in the MRO. Instead, they now participate in the SRAP, which is described below. Normal retirement under the MRO is age 65 with at least 5 years of service while an executive may retire early with reduced benefits after having worked 10 years and is at least age 55 at retirement.

Of the NEOs, Messrs. Ustian, and Covey and Ms. Cochran participate in the MRO.

•

Navistar, Inc. Supplemental Executive Retirement Plan. The SERP is designed as a pension supplement to attract and retain key executives. Executives in organizational Levels 9 and above are eligible to participate in the SERP upon attainment of age 55 or upon their date of hire if later.

The SERP is unfunded and is not qualified for tax purposes. An eligible executive’s benefit under the SERP is equal to a percentage of his or her final average compensation. The final average compensation is computed similarly to that in the MRO plan. The following table summarizes the determination of the total percentage of final average compensation, which is the sum of the accrual rates described below.

	Up to Age 55	On or After Age 55
Each Year of Age	1/2%	1%
Each Year of Service	1/2%	1%

In no event shall the total percentage be greater than 50%.

That resulting benefit is offset by 50% of the executive’s Social Security benefit, and any defined benefit pension plan (qualified or non-qualified) of the Company or any prior employer. The benefit is also offset by the actuarial equivalent of any of our defined contribution pension plans (qualified or non-qualified) or that of any prior employer that is funded by the employer’s contributions and is an integral part of the employer’s retirement program. Normal retirement age is 65 and the program allows for an earlier commencement of payments.

All of the NEOs are eligible to participate in the SERP. However, because the 50% of final average earnings limit is lower than the target benefit provided under the MRO, generally no MRO participant will receive a benefit from the SERP.

•

Other Retirement Income Programs. We also sponsor the Navistar, Inc. 401(k) Plan for Represented Employees and the Navistar, Inc. Retirement Accumulation Plan. All employees are allowed to defer a portion of their compensation in to the RAP up to the Internal Revenue Code limitations. Employees that do not receive any additional service accruals under RPSE receive non-elective employer retirement contributions. Additionally, employees that do not participate in our retiree medical plan receive matching contributions. For those executives whose employer contributions would be limited by the Internal Revenue Code, the Navistar, Inc. SRAP provides for contributions in excess of the Internal Revenue Code limitations. This plan is described in more detail within Non-Qualified Deferred Compensation section of this proxy statement.

Of the NEOs, Messrs. Cederoth and Kapur received non-elective age-weighted contributions in the RAP and also participate in the SRAP.

We do not have a policy for granting extra pension service.

The tax-qualified plans were amended during fiscal year 2009 and fiscal year 2010 for IRS requirements to maintain their tax-qualified status.

Non-Qualified Deferred Compensation Plans

The table below provides information on the non-qualified deferred compensation that our NEOs participated in during the fiscal year ending October 31, 2010.

Non-Qualified Deferred Compensation Table

Named Executive Officers(1)	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year (1)	Aggregate Earnings In Last Fiscal Year(2)	Aggregate Balance As of Last Fiscal Year End(3)
Daniel C. Ustian	N/A	–	$448,051	$1,445,930
Andrew .J. Cederoth	N/A	$49,114	$84,594	$371,674
Deepak T. Kapur	N/A	$84,175	$112,047	$636,205
Steven K. Covey	N/A	–	$36,111	$115,680
Phyllis E. Cochran	N/A	$30,546	$38,391	$153,212

(1)

Our contributions represent the sum of any notional contribution credits to the SRAP during the year and the value, based on our Common Stock share price at year end, of the PSUs granted during that fiscal year.

(2)

“Aggregate Earnings” represent the notional interest credited during the year for participants in the SRAP, if applicable, plus the change in value from the beginning of the year to the end of the year in the PSUs and/or DSUs held by each NEO. For the SRAP, “Aggregate Earnings in Last Fiscal Year” is the interest credited to each NEO from the beginning of the fiscal year until the end of the fiscal year at a 7.5% interest crediting rate. “Aggregate Earnings in Last Fiscal Year” for purposes of the PSU is the aggregate change in value of the PSUs held during the year.

(3)

The “Aggregate Balance as of Last Fiscal Year End” consists of the sum of each NEO’s notional account balance in the SRAP at the end of the year and the value at year end of the outstanding PSUs and/or DSUs.

We sponsor the following non-qualified deferred compensation programs.

•

Navistar, Inc. Supplemental Retirement Accumulation Plan. The SRAP provides executives, including our NEOs, with contributions equal to the amount by which their annualized non-elective age-weighted contributions to the RAP are limited by the Internal Revenue Code. The SRAP is unfunded and is not qualified for tax purposes.

A bookkeeping account balance is established for each participant. The account balance is credited with notional contributions and notional interest. The SRAP does not permit any executives to electively defer any of their base compensation or bonuses. Any increase in AI payments will increase contributions to the SRAP.

The interest crediting rate is 7.5% per annum compounded on a daily basis. This is the rate used to design the SRAP as a comparable replacement for the MRO. The interest crediting rate constitutes an “above-market interest rate” under the Internal Revenue Code.

An executive is eligible for the SRAP if the executive is employed in Organization Level 7 or above unless the executive was hired prior to January 1, 1996 and is eligible for the MRO plan.

Executives who were hired prior to January 1, 1996 and who subsequently ceased participation in the MRO now participate in the SRAP. These individuals received an adjustment to their notional contributions. The adjustment is a “Points Multiplier” designed to provide them with value from the SRAP comparable to what they would have received had they continued to participate in the MRO until they reached age 62.

At retirement, each participant may elect to receive the bookkeeping account balance by either or some combination of (1) a lump-sum payment or (2) annual installments over a period of 2 to 20 years. The NEOs cannot withdraw any amounts from their bookkeeping account balances until they either retire or otherwise terminate employment with us. Of the NEOs, no withdrawals or distributions were made in fiscal year 2010.

Of the NEOs, Messrs. Cederoth and Kapur participate in the SRAP.

•

Premium Share Units. In general, our Executive Stock Ownership Program requires all of our executives, including our NEOs, to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in Navistar by acquiring a designated amount of our Common Stock at specified times. Participants are required to hold such stock for the entire period in which they are employed by us. PSUs may be awarded under the 2004 PIP to participants who complete their ownership requirement on an accelerated basis. PSUs vest in equal installments on each of the first three anniversaries of the date on which they are awarded. Each vested PSU will be settled by delivery of one share of Common Stock. Such settlement will occur within 10 days after a participant’s termination of employment or at such later date as required by Internal Revenue Code Section Rule 409A.

All of the NEOs participate in the Executive Stock Ownership Program and are eligible to acquire PSUs.

•

Deferred Share Units. Under the Restoration Stock Option Program, participants generally may exercise vested options by presenting shares that have a total market value equal to the applicable option exercise price times the number of options. Restoration options are then granted with an exercise price equal to the then current fair market price in an amount equal to the number of shares held by the option holder for at least six months that were presented to exercise the original option, plus the number of shares that are withheld for the required tax liability. Participants who hold non-qualified stock options that were vested prior to December 31, 2004 may also defer the receipt of shares of our Common Stock that would have been acquired upon exercise of a restoration stock option exercise of these options. Participants who elect to defer receipt of these shares receive DSUs. DSUs are awarded under the 2004 PIP. DSUs are credited into the participant’s account at the then current market price. The DSUs are generally distributed to the participant in the form of our Common Stock at the date specified by the participant at the time of his or her election to defer. During the deferral period, the participants will have no right to vote the stock, to receive any dividend declared on the stock, and no other right as a stockholder. In December 2008, we eliminated the Restoration Stock Option Program for future stock options under the 2004 PIP.

Potential Payments Upon Termination or Change-in-Control

The amount of compensation payable to each of the NEOs upon voluntary termination, involuntary termination for or not for cause, involuntary termination in the event of a change in control, death, disability or retirement are shown in the tables below. The amounts shown assume that such termination were effective October 31, 2010, are based on the terms of the applicable plans and agreements that were in effect on October 31, 2010, and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts of payments and benefits can only be determined at the time the relevant termination event occurs.

To assure stability and continuity of management, we entered into ESAs with each of our NEOs.

Executive Severance Agreements

In fiscal year 2009, the Committee engaged Exequity to work with management and outside counsel on redesigning our ESAs to align with market best practices and ensure regulatory compliance. The amended ESAs were effective January 1, 2010. The following summarizes some of the key changes:

•	In the event of a Change in Control (CIC), Internal Revenue Code 280G excise tax gross-ups were eliminated.

•	The executives, including NEOs, are required to sign a waiver and release agreement upon execution of the amended ESA and an additional waiver and release at the time of termination.

•	The imposition of a cap on legal fees and costs reimbursed for certain executives’ enforcement of the ESA.

•	Severance reduced for certain executives, excluding the NEOs, for a termination related to a CIC.

•	Reduction to the supplemental pension benefit in the event of termination related to a CIC.

•	General severance for the CEO increased from 200% to 300% of base salary plus target bonus.

•

Upon a general separation, not related to a CIC, the pro-rata annual target bonus portion of the severance formula is no longer based upon target and paid at the time of separation payments, but is now based upon actual results and will only be paid if and at the same time that the Company pays AI awards to active employees.

•

Healthcare coverage has been extended so that the executives have the opportunity to purchase an additional 12 months of coverage at the cost of coverage rate, for a total of 24 months of available coverage.

•

In consideration of the payments that the executive may be entitled to receive under the ESA, certain executives, including the NEOs, agree to comply with restrictive covenants, such as confidentiality, non-disparagement, non-compete, and non-solicit are enforced during employment and for 24 months following any termination.

Summary of the Circumstances, Rights and Obligations Attendant to Each Type of Termination

•

Voluntary and Involuntary (For Cause) Termination: A NEO may terminate his or her employment at any time and we may terminate a NEO at any time pursuant to our “at will” employment arrangements with our NEOs. We are not obligated to provide the executive with any additional or special compensation or benefits upon a voluntary termination by the executive or involuntary (for cause) termination by us. All compensation, bonuses, benefits, and perquisites cease upon a voluntary termination by the executive or involuntary (for cause) termination by us. In general, in the event of either such termination, a NEO would:

•	Be paid the value of unused vacation;

•	Not be eligible for an annual incentive payment if the termination occurred prior to fiscal year end or if the termination occurred after fiscal year end and prior to the payment date;

•	Be able to exercise vested stock options for three months or twelve months depending on the date of grant, following a voluntary termination;

•	Forfeit any unvested stock options; and

•	Forfeit any unvested restricted stock and RSUs.

As defined in the ESA, “Cause” generally means the reason for the executive’s involuntary termination of employment was (I) willful misconduct involving an offense of a serious nature that is demonstrably and materially injurious to the Company, monetarily or otherwise, (II) conviction of, or entry of a plea of guilty or nolo contendere to, a felony as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the executive is so convicted, or (III) continued failure to substantially perform required duties for the Company (other than a failure due to physical or mental disability). For purposes of determining whether “Cause” exists, no act, or failure to act, on the executive’s part will be deemed “willful” unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the executive’s act, or failure to act, was in the best interest of the Company.

The NEOs would not receive any cash severance in the event of either a voluntary or involuntary (for cause) termination of employment.

•	Retirement and Early Retirement: If a NEO terminates employment due to retirement, then the officer would generally be eligible to receive:

•	The value of unused vacation;

•	Monthly income from any defined benefit pension plans, both tax-qualified and non-tax-qualified, that the executive participated in solely to the extent provided under the terms of such plans; and

•	Lump sum distributions from any defined contribution plans, both tax-qualified and non-tax-qualified, that the executive participated in solely to the extent provided under the terms of such plans.

Retirement and early retirement are defined in the respective plans in which the executive participates. In addition, if an executive meets the “qualified retirement” definition under the 2004 PIP and holds outstanding stock options, he or she may exercise those stock options to the extent that those stock options are exercisable or become exercisable in accordance with their terms, at any time during the term of the option grant. If he or she holds restricted stock or RSUs, they will continue to vest according to the terms of the restricted stock grant. If he or she holds PSUs, vesting accelerates and the shares are issued after retirement.

•

Involuntary Not-For-Cause Termination or Good Reason Termination: If the employment of a NEO is terminated due to either an involuntary termination by us without Cause or a Good Reason (as defined below) termination by the executive, in each case either before the date of a Change in Control (as defined in the ESA) or more than 36 months after the date of the most recent Change in Control, then the executive would generally be eligible to receive the following:

•	An amount equal to one-hundred to three-hundred percent (100—300%) of the sum of the Executive’s annual base salary in effect at the time of termination and Target AI (the “Severance Pay”);

•

Continued health insurance for the 24-month period following termination or, in the case of the CEO, the 36-month period following termination; provided that for the first 12 month period, the executive shall pay for such coverage at no greater after tax costs to the executive than the after-tax cost to the executive immediately prior to the date of termination and for the remaining 12-month period, or, in the case of the CEO, the remaining 24-month period, the executive shall pay for such coverage on a monthly cost of coverage basis;

•

Pro-rata annual incentive for the number of months of fiscal year eligible participation which is based upon actual results and will only be paid if and at the same time that the Company pays AI awards to active employees.

•	Continued life insurance coverage for the 24-month period following termination, or, in the case of the CEO, the 36-month period following termination;

•	Outplacement services;

•	Retention of any flexible perquisite allowance actually paid to the executive on or before the time of termination;

•	A lump sum cash payment equal to the value of unused vacation;

•

Such pension and post-retirement health and life insurance benefits due to the executive upon his termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued and/or provided (including grow-in rights as provided under the terms of the applicable plan, program or policy); and

•	The right to exercise vested stock options for three months or twelve months, depending upon date of grant.

In addition, the executive would forfeit any unvested stock options and any unvested restricted stock, RSUs or PSUs.

As defined in the ESA, “Good Reason” generally means the executive’s termination of his or her employment as a result of any of the following events: (i) we reduce the executive’s base salary by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time); provided, that such reduction neither comprises a part of a general reduction for the executive’s then-current peers as a group (determined as of the date immediately before the date on which the executive becomes subject to such material reduction) nor results from a deferral of the executive’s base salary, or (ii) a demotion in position (including a decrease in organization level) resulting in the material diminution of the executive’s authority (including, but not limited to, the budget over which the executive retains authority), duties, or responsibilities within the Company or (iii) in the case of the CEO, if the executive ceases to serve as CEO and Chairman of the Board other than (a) to the extent required by applicable laws, rules of the stock exchange or other relevant listing authority or (b) in connection with the executive’s retirement with his consent; except, in case of each of (i), (ii) or (iii), in connection with the involuntary termination of the executive’s employment for Cause.

•

Termination Related to a Change in Control: If the employment of a NEO is involuntarily terminated for any reason other than for Cause or if a Constructive Termination (as described below) occurs within 36 months after a Change in Control, the executive would generally be eligible to receive the following:

•

An amount equal to (i) pro rata portion of the executive’s Target AI, which payment shall be in lieu of any payment to which the executive may otherwise have been entitled to receive under a Change in Control-sponsored incentive or bonus plan (the “CIC Prorated Bonus”), plus (ii) a multiplier of the sum of the executive’s annual base salary in effect at the time of termination and the executives’ Target AI (the “CIC Severance Pay”). The CIC Severance Pay and the CIC Prorated Bonus shall be paid in a lump sum on the Payment Date;

•

Continued health insurance for the 24-month period following termination or, in the case of the CEO, the 36-month period following termination; provided that for the first 12 month period, the executive shall pay for such coverage at no greater after tax costs to the executive than the after tax cost to the executive immediately prior to the date of termination and for the remaining 12-month period, or, in the case of the CEO, the remaining 24-month period, the executive shall pay for such coverage on a monthly cost of coverage basis;

•	Outplacement services;

•	Tax counseling and tax preparation services;

•	Retention of any flexible perquisite allowance actually paid to the executive on or before the time of termination;

•	A lump sum cash payment equal to the value of unused vacation;

•

Acceleration of the exercisability of options that would otherwise have vested over a period of three years from the date of the change in control had the executive continued employment for that period; and

•

A lump sum cash payment equal to the difference in (i) the actuarial present value of the NEOs non-tax-qualified pension benefits assuming the executive was three years older and had three more years of service, over (ii) the actuarial present value of the NEOs non-tax-qualified pension benefits at the date of termination,

As defined in the ESA, “Constructive Termination” generally means the occurrence of any of the following events or conditions: (i) a material diminution in the executive’s authority, duties or responsibilities, (ii) the executive’s base salary or total incentive compensation opportunity is reduced by 10% or more, (iii) a material breach of the executive’s ESA, (iv) the executive is required to be based anywhere more than 45 miles from the location of either the executive’s office or Company’s headquartered offices and (v) in the case of the CEO, the executive ceases to serve as the CEO and Chairman of the Board other than in connection with the executive’s retirement with his consent.

•

Disability and Death: If a NEO is disabled and is prevented from working for pay or profit in any job or occupation, he or she may be eligible for our “Non-Represented Employee Disability Benefit Program” which provides for short-term and long-term disability (“LTD”) benefits. Our NEOs are not covered under a separate program. While covered under LTD, an NEO is eligible for 60 percent of his or her base salary reduced (or offset) by other sources of income, such as social security disability. In the event of a total and permanent disability as defined by this program, a NEO may exercise outstanding stock options any time within three years after such termination. In the event a NEO has restricted stock, or RSUs, the restricted stock or RSUs will continue to vest according to the terms of the grant. In the event an NEO has PSUs, vesting accelerates and the shares are issued immediately. In addition, while classified as disabled, the NEO continues to accrue benefits under the defined benefit plans.

In the event of an NEO’s death, a beneficiary of the NEO may exercise an outstanding stock option at any time within a period of two years after death. Restricted stock, RSUs or PSUs will vest as of the date of death and all restrictions lapse and the restricted stock, RSUs or PSUs will be immediately transferable to the NEO’s beneficiary or estate. The NEO’s beneficiary will also be eligible for a pro-rata AI payment based upon the number of months the NEO was an active employee during the year. The executive’s beneficiary will also receive surviving spouse benefits under the defined benefit and defined contribution plans solely to the extent provided in those plans.

The table below states the multiplier of the sum of annual base salary plus Target AI (bonus) used in the NEO’s severance formula under Involuntary Not for Cause or Good Reason Termination and Change in Control provisions.

NEO	Multiplier - Involuntary Not for Cause or Good Reason Termination	Multiplier - Change in Control
Daniel C. Ustian	300%	300%
Andrew J. Cederoth	200%	300%
Deepak T. Kapur	200%	300%
Steven K. Covey	150%	300%
Phyllis E. Cochran	150%	300%

The table below shows the estimated cash payments that our NEOs would receive if their employment were terminated under various circumstances based on the terms of the plans and agreements that were in effect as of October 31, 2010.

NEO	Severance Amount/ Cash Payment		Vested Options(4)	Unvested Options(4)	Restricted Stock/ Units(5)	Benefit Continuation(6)	Outplacement Counseling(7)	Total
Daniel C. Ustian
Involuntary Not for Cause or Good Reason Termination(1)	$7,434,000		$9,321,151	$2,693,923	$4,697,454	$33,152	$25,000	$24,204,680
Change in Control(2)	$8,732,000	(9)	$9,321,151	$2,693,923	$4,697,454	$33,152	$25,000	$25,502,680
Disability(3)	$708,000		–	–	$4,697,454	–	–	$5,405,454
Death(8)	–		–	–	$4,697,454	–	–	$4,697,454
Voluntary and Involuntary for Cause Termination	–		–	–	–	–	–	–
Andrew J. Cederoth
Involuntary Not for Cause or Good Reason Termination(1)	$1,645,000		$466,432	$470,740	$318,325	$13,598	$25,000	$2,939,095
Change in Control(2)	$3,038,038	(9)	$466,432	$470,740	$318,325	$13,598	$25,000	$4,332,133
Disability(3)	$282,000		–	–	$318,325	–	–	$600,325
Death(8)	–		–	–	$318,325	–	–	$318,325
Voluntary and Involuntary for Cause Termination	–		–	–	–	–	–	–
Deepak T. Kapur
Involuntary Not for Cause or Good Reason Termination(1)	$2,240,000		$914,090	$939,328	$666,281	$28,485	$25,000	$4,813,184
Change in Control(2)	$4,508,340	(9)	$914,090	$939,328	$666,281	$28,485	$25,000	$7,081,524
Disability(3)	$384,000		–	–	$666,281	–	–	$1,050,281
Death(8)	–		–	–	$666,281	–	–	$666,281
Voluntary and Involuntary for Cause Termination	–		–	–	–	–	–	–
Steven K. Covey
Involuntary Not for Cause or Good Reason Termination(1)	$1,225,125		$1,094,601	$608,496	$851,341	$19,900	$25,000	$3,824,463
Change in Control(2)	$3,067,614	(9)	$1,094,601	$608,496	$851,341	$19,900	$25,000	$5,666,952
Disability(3)	$297,000		–	–	$851,341	–	–	$1,148,341
Death(8)	–		–	–	$851,341	–	–	$851,341
Voluntary and Involuntary for Cause Termination	–		–	–	–	–	–	–
Phyllis E. Cochran
Involuntary Not for Cause or Good Reason Termination(1)	1,064,250		1,466,929	608,496	896,967	15,403	25,000	4,077,045
Change in Control(2)	2,636,956	(9)	1,466,929	608,496	896,967	15,403	25,000	5,649,751
Disability(3)	258,000		–	–	896,967	–	–	1,154,967
Death(8)	–		–	–	896,967	–	–	896,967
Voluntary and Involuntary for Cause Termination	–		–	–	–	–	–	0

(1)	This calculation, as described in the ESA, is 150% to 300% of the sum of the executive’s annual base salary plus annual target bonus.

(2)

The Change in Control calculation, as defined in the ESA, is 200% to 300% of the sum of the executive’s annual base salary plus annual target bonus. The Internal Revenue Code 280G excise tax gross-up upon a Change in Control was eliminated. For a Change in Control, the amounts included in the columns Vested Options, Unvested Options and Restricted Stock/Units constitute all ‘Equity’ amounts as set forth in proposed Rule 402(t) of Regulation S-K. Further information as to how this chart incorporates the information requested in proposed Rule 402(t) is set forth in the footnotes below.

(3)

This amount is 60% of annualized base salary as of October 31, 2010 and is not offset by other sources of income, such as social security. It represents the amount that would be paid annually over the term of the disability.

(4)

The per share value for options is equal to the difference between the option exercise price and the closing price as of the last day of the fiscal year (October 29, 2010), which was $48.18 per share. Please refer to the Outstanding Equity Awards Table for more information on this subject as the amounts in these columns represent awards that have already been granted to the NEOs in previous years.

(5)

The value of restricted stock, RSU or PSU is based on the October 29, 2010 closing price of $48.18 per share. Please refer to the Outstanding Equity Awards Table for more information on this subject as the amounts in this column represent awards that have already been granted to the NEOs in previous years.

(6)

These amounts represent the Company’s cost and do not include the portion that the officer would pay for this extension of coverage. Company provided life insurance equal to five times base salary. Coverage may continue at the cost of coverage rate for 24 months for our CEO and 12 months for all other NEOs for a termination following an involuntary not-for-cause termination or good reason termination. Coverage may continue at the cost of coverage rate for 24 months for our CEO and 12 months for all other NEOs for a termination following a Change in Control. For a Change in Control, the amounts included in this column constitute all ‘Perquisites/Benefits’ amounts as set forth in proposed Rule 402(t).

(7)	This represents our cost for executive level outplacement counseling and services, which for a Change in Control constitutes all ‘Other’ amounts as set forth in proposed Rule 402(t).

(8)

Surviving spouse benefits are payable under the applicable pension plan. Messrs. Ustian, and Covey and Ms. Cochran are participants in the defined benefit pension plan that provide surviving spouse benefits. Messrs. Kapur and Cederoth participate in our defined contribution plans and a defined benefit plan that provides a surviving spouse benefit.

(9)

Included in the Severance Amount /Cash Payment figure above for Change in Control is the lump sum cash payment equal to the difference in (i) the actuarial present value of the NEOs non-tax qualified pension benefits assuming the executive was three years older and had three more years of service, over (ii) the actuarial present value of the NEOs non-tax qualified pension benefits at the date of termination. The figures are as follows: For Mr. Ustian $0; Mr. Cederoth $218,038; Mr. Kapur $668,340; Mr. Covey $295,614; and Ms. Cochran $228,956. These amounts constitute all ‘Pension/NQDC’ costs as set forth in proposed Rule 402(t).

COMPENSATION RISK

The Company performed a risk assessment to determine whether our compensation policies, practices, plans and programs were “reasonably likely to have a materially adverse impact” on the Company. Approximately thirty compensation-related topics were reviewed during fiscal year 2010, including but not limited to, programs governed by our 2004 PIP. A matrix was created for management’s use that summarized the programs reviewed as well as any associated mitigating factors. Management discussed the analysis internally (including with our compensation consultancy firm), provided periodic updates to our Committee and discussed final results of this review with the Committee.

Our Board and Committee believe that the following are factors that tend to mitigate the likelihood of excessive risk taking:

•	Committee approval of overall compensation philosophy and plan design.

•	Compensation mix of base salary, short-term and long-term incentives.

•	Executive stock ownership guidelines which align executives’ interests with stockholders.

•

AI plan design focuses primarily on consolidated financial results which fosters team work and integration among the business units. AI parameters set the maximum payout at 200% of Target and the Committee may use negative discretion on all AI awards.

•	Long-Term Incentives (equity-based awards) are made at the discretion of the Committee and are intended to focus participants on the long-term growth of the company.

•	Sarbanes Oxley / Internal Controls procedures and processes adopted by the Company.

Also, although we do not currently have a claw-back provision, one of the items agreed upon during this risk assessment process was that the Company will implement a claw-back provision once the final SEC guidance is published. A claw-back provision would be an additional mitigating factor to excessive risk taking.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation of our non-employee directors for fiscal year 2010. Directors who are employees of the Company receive no compensation for their services as directors or as members of the Board or a committee thereof. For a complete understanding of the table, please review the footnotes and the narrative disclosures that follow the table.

Fiscal Year 2010 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)(2)(3)	Stock Awards ($)(2)(4)(5)	Option Awards ($)(6)(7)(8)	All Other Compensation ($)	Total ($)
Eugenio Clariond	11,250	95,129	72,000	–	178,379
John D. Correnti	108,177	14,997	72,000	–	195,174
Diane H. Gulyas	73,379	15,000	72,000	–	160,379
Michael N. Hammes	138,971	14,997	72,000	–	225,968
David D. Harrison	112,379	15,000	72,000	–	199,379
James H. Keyes	116,882	14,997	72,000	–	203,879
Steven J. Klinger	103,382	14,997	72,000	–	190,379
William H. Osborne	73,382	14,997	72,000	–	160,379
Dennis D. Williams(9)	85,379	–	–	–	85,379

(1)

In June of 2010, the annual retainer fee was increased from $60,000 to $80,000 ($65,000 to be paid in cash and $15,000 to be paid in restricted stock having a fair market value of $15,000 on the date of grant). This increase was to align the compensation of our directors with general industry best practices.

(2)

Under our Non-Employee Directors Deferred Fee Plan (the “Deferred Fee Plan”), our directors who are not employees receive an annual retainer and meeting fees payable at their election either in shares of our Common Stock or in cash. A director may also elect to defer any portion of such compensation until a later date in DSUs or in cash. Each such election is made prior to December 31st for the next succeeding calendar year. Eugenio Clariond, John D. Correnti, Diane H. Gulyas and David D. Harrison elected to defer the receipt of some or all of their cash compensation received for their quarterly retainer fees and/or meeting fees in 2010. Mr. Clariond deferred receipt of 50% of his quarterly retainer fees and 50% of his meeting fees from November 1, 2009 – December 31, 2009 and 100% of his quarterly retainer fees and meeting fees from January 1, 2010 – October 31, 2010 in deferred stock units and received 2,137.007 shares. Mr. Correnti deferred receipt of 100% percent of his quarterly retainer fee in calendar year 2009 in cash for a total cash compensation deferral amount paid in fiscal year 2010 of $18,000. Ms. Gulyas deferred receipt of 100% of her 1st quarter retainer fee in deferred shares units and received 338.066 shares. Mr. Harrison deferred receipt of 100% of his 1st quarter retainer fee in DSUs and received 338.066 shares. The amount of cash compensation deferred by Mr. Correnti in fiscal year 2010 has been allocated to a deferred cash account under his name. The deferred cash compensation earns interest compounded quarterly at the end of each calendar quarter at the rate equivalent to the then current “prime rate,” and will be distributed within 60 days after Mr. Correnti’s separation from service with us. The amount of deferred stock units for Mr. Clariond, Ms. Gulyas and Mr. Harrison has been credited as stock units in an account under each of their names at the then current market price of our Common Stock. The units issued to Mr. Clariond and Ms. Gulyas during 2010 will be issued within 60 days after their separation from service with us. The units issued to Mr. Harrison during fiscal year 2010 will be issued in annual installments over a 5 year period.

(3)

Non-employee directors were paid (above and beyond their annual retainer and meeting fees) $1,500 per day for any special services performed at the request of a Committee Chair or the Chairman of the Board. This column includes cash amounts certain directors received in payment for special services rendered in fiscal year 2010. The table below provides the total dollar amount received by each non-employee director for special services in fiscal year 2010 and the types of services they performed. The below categories of special services were determined by the Board to be consistent with director service and the provision thereof and payment of the fees therefor, in and of themselves, not to affect the independence of any such director. In June 2010 we discontinued paying for special services rendered by our Board members.

Name	Financial Reporting Reviews	Types of Services Performed						Other Miscellaneous Fees
		SEC Matters	Oversight of SOX Remediation Initiatives	Risk Analysis	Assistance with Finance Matters at NFC Mexico	Strategic Initiatives Analysis	Competitive Benchmarking Analysis
Eugenio Clariond					1,500
Michael N. Hammes		1,500		1,500		1,500		3,000
David D. Harrison	9,000		1,500					1,500
James H. Keyes		1,500						4,500
Steven J. Klinger						1,500	1,500
William H. Osborne						1,500

(4)

Effective April 1, 2010, each non-employee director received 338 shares of restricted stock in lieu of their 1st quarterly annual retainer, except for Eugenio Clariond, Diane Gulyas and David Harrison, who as noted under footnote 2, elected to defer receipt of their shares in deferred stock units and received 338.066 shares. The grant date fair value of the restricted stock and deferred stock units were determined in accordance with FASB ASC Topic 718. Mr. Williams, as noted in footnote 9, does not receive compensation for his service on the Board. For additional information regarding assumptions underlying valuation of equity awards see the accompanying consolidated financial statements in our FY 2010 Annual Report on Form 10-K for fiscal year 2010.

(5)

The aggregate number of stock awards outstanding for each non-employee director as of October 31, 2010, including deferred stock units owned by Mr. Clariond, Mr. Correnti, Ms. Gulyas, Mr. Harrison and Mr. Keyes, is indicated in the table below. All of these stock awards and deferred units are 100% vested except for 1,333 RSUs, granted to Mr. Clariond, Mr. Correnti, Mr. Hammes, Mr. Harrison, Mr. Keyes and Mr. Klinger in September 2008, which vest ratably over a three year period (25% on the first two anniversary’s of the date of grant and 50% on the third anniversary of the date of grant).

Name	Total Number of Stock Awards Outstanding (#)
Eugenio Clariond	11,094
John D. Correnti	16,591
Diane Gulyas	338
Michael N. Hammes	5,104
David D. Harrison	2,125
James H. Keyes	18,549
Steven J. Klinger	2,125
William H. Osborne	338

(6)

The values in this column reflect the grant date fair value as determined in accordance with FASB ASC Topic 718. For additional information see the accompanying consolidated financial statements in our Form 10-K for fiscal year 2010 regarding assumptions underlying valuation of equity awards.

(7)	At the request of the UAW, the UAW representative director, Mr. Dennis D. Williams, does not receive stock option grant awards.

(8)	The number of options granted in fiscal year 2010 and the aggregate number of stock options outstanding for each non-employee director as of October 31, 2010 is indicated in the table below.

Name	Total Stock Option Awards Outstanding at 2010 Year End (#)	Option Awards Granted During 2010 (#)	Grant Price(a)	FMV(a)	Grant Date Fair Value of Option Awards Granted During Year ($)(b)
Eugenio Clariond	23,600	4,000	35.805	35.58	72,000
John D. Correnti	26,100	4,000	35.805	35.58	72,000
Diane H. Gulyas	4,000	4,000	35.805	35.58	72,000
Michael N. Hammes	6,400	4,000	35.805	35.58	72,000
David D. Harrison	7,600	4,000	35.805	35.58	72,000
James H. Keyes	23,600	4,000	35.805	35.58	72,000
Steven J. Klinger	7,600	4,000	35.805	35.58	72,000
William H. Osborne	4,000	4,000	35.805	35.58	72,000

(a)

The stock options were granted on December 15, 2009 and the closing price of our stock on the date of grant was $35.58, which is the price the SEC determines to be the fair market value, however we grant stock options with an exercise price equal to the average of the high/low price of our Common Stock on the grant date, which was $35.805.

(b)

These amounts do not reflect compensation realized by our directors. The amounts shown represent the value of the stock options based on the grant date fair value of the award as determined in accordance with FASB ASC Topic 718. The stock options generally vest over a three year period with 1/3 vesting on each of the first three anniversaries of the date on which they are awarded, so that in three years the stock options are 100% vested. The stock options granted on December 15, 2009 expire 7 years after the date of grant. For additional information regarding assumptions underlying valuation of equity awards see the accompanying consolidated financial statements in our Form 10-K for fiscal year 2010.

(9)

At the request of the UAW, the organization which elected Mr. Williams to the Board, the entire cash portion of Mr. Williams’ annual retainer and attendance fees, are contributed to a trust which was created in 1993 pursuant to a restructuring of our retiree health care benefits. The dollar amount of the cash compensation contributed to the trust during 2010 was $85,379.

Director Fees and Equity Compensation

Annual Retainer:	$80,000 ($15,000 of each director’s annual retainer is paid in the form of restricted stock each year.)

Lead Director Additional Annual Retainer:	$20,000

Committee Chairman Additional Annual Retainer:	$10,000 for the Chairman of Compensation, Nominating and Governance and Finance Committees, and $15,000 for the Chairman of the Audit Committee.

Committee Member Additional Annual Retainer:	$3,000 for members of the Audit Committee.

Attendance Fees:	$1,500 for each Board or Committee meeting attended (including any telephone meetings). We also reimburse directors for expenses related to attendance.

Stock Options:	4,000 shares annually. (The exercise price of these options is equal to the fair market value of our Common Stock on the date of grant. The options expire no more than 10 years after the grant date.)

Other Benefits:

We also pay the premiums on directors’ and officers’ liability insurance policies covering the directors and reimburse directors for expenses related to attending director continuing education seminars.

Share Ownership Requirements for Non-Employee Directors

To encourage directors to own our shares, $15,000 of each director’s annual retainer is to be paid in the form of restricted stock each year. The stock is priced as of the date the first quarterly disbursement of the annual retainer is due. The restricted stock portion of the annual retainer is provided pursuant to the 2004 PIP. For additional information regarding the 2004 PIP, see Note 21, Stock-based compensation plans, to our consolidated financial statements included in our Form 10-K for the fiscal year ended October 31, 2010. In June 2010 we revised the stock ownership requirements for our directors. Directors who serve on the Board are now expected to own shares equivalent to three times their annual cash retainer within five years of the June 2010 revisions or within five years of being designated as a Board member.

Deferred Fee Plan For Non-Employee Directors

Under our Non-Employee Directors Deferred Fee Plan, directors may defer fees otherwise payable in the form of cash or restricted stock. The amount otherwise payable in cash may be deferred in cash or in deferred stock units. Any amount deferred in cash is generally paid to the director, with interest at the prime rate, at the date specified by the director at the time of his or her election to defer. The amount otherwise payable in restricted stock may be deferred in deferred stock units. Any amount deferred in deferred stock units is credited into the director’s account at the then current market price.

Such units are generally distributed to the director in the form of our Common Stock at the date specified by the director at the time of his or her election to defer. Elections to defer are made in the calendar year prior to year in which the fees are earned.

Compensation Committee Interlocks and Insider Participation

None

EQUITY COMPENSATION PLAN INFORMATION

This table provides information regarding the equity securities authorized for issuance under our equity compensation plans as of October 31, 2010.

Plan Category(1)	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by stockholders	4,332,508	(2)	$33.74707	(3)	3,380,585	(4)
Equity compensation plans not approved by stockholders(5)	1,401,440	(6)	33.98287	(7)	–	(8)
Total	5,733,948		N/A		3,380,585

(1)

This table does not include information regarding our 401(k) plans. Our 401(k) plans consist of the following: Navistar, Inc.401 (k) Plan for Represented Employees and Navistar, Inc. RAP. As of October 31, 2010, there were 373,880 shares of Common Stock outstanding and held in these plans.

(2)

This number includes stock options granted under our 1994 PIP and restoration stock options, DSUs and PSUs (as described in the Executive Stock Ownership Program discussed below) granted under our 2004 PIP. Prior to February 17, 2004, restoration stock options were granted under our 1998 Supplemental Stock Plan (a non-shareowner approved plan), as supplemented by the Restoration Stock Option Program. Under the Restoration Stock Option Program, generally one may exercise vested options by presenting shares that have a total market value equal to the option price times the number of options. Restoration options are then granted at the market price in an amount equal to the number of shares that were used to exercise the original option, plus the number of shares that are withheld for the required tax liability. Participants who own non-qualified stock options that were vested prior to December 31, 2004, may also defer the receipt of shares of Common Stock due in connection with a restoration stock option exercise of these options. Participants who elect to defer receipt of these shares will receive deferred stock units. The deferral feature is not available for non-qualified stock options that vest on or after January 1, 2005. The Restoration Stock Option Program was eliminated for all stock options granted on or after December 16, 2008. Stock options awarded to employees for the purchase of Common Stock from the 1994 PIP and the 2004 PIP were granted at the fair market value of the stock on the date of grant, generally have a 10-year contractual life and generally become exercisable as to one-third of the shares on each of the first three anniversaries of the date of grant, so that in three years the shares are 100% vested. Awards of restricted stock granted under the 1994 PIP and awards of restricted stock and RSUs granted under the 2004 PIP were established by the Board of Directors or committee thereof at the time of issuance. The 1994 PIP expired on December 16, 2003, and as such no further awards may be granted under the 1994 PIP. As of October 31, 2010, 940,179 stock option awards remain outstanding for shares of Common Stock reserved for issuance under the 1994 PIP, and 2,672,986 stock option awards, 3,607 DSUs, 22,962 PSUs, 10,000 shares of restricted stock and 682,774 RSUs remain outstanding for shares of Common Stock reserved for issuance under the 2004 PIP. For more information on the 2004 PIP see footnote 4 below.

(3)

Restricted stock, RSUs, DSUs and PSUs granted under such plans do not have an exercise price and are settled only for shares of our Common Stock on a one-for-one basis. These awards have been disregarded for purposes of computing the weighted-average exercise price. For more information on DSUs and PSUs see the discussion under the paragraph below entitled “The Ownership Program.”

(4)

Our 2004 PIP was approved by the Board and the independent Compensation and Governance Committee on October 15, 2003, and, subsequently by our stockholders on February 17, 2004. Our 2004 PIP was subsequently amended on April 21, 2004, March 23, 2005, December 12, 2005, April 16, 2007, June 18, 2007, May 27, 2008, December 16, 2008, January 9, 2009, February 16, 2010, and April 20, 2010. The 2004 PIP replaced, on a prospective basis, our 1994 PIP, the 1998 Supplemental Stock Plan, both of which expired on December 16, 2003, and our 1998 Non-Employee Director Stock Option Plan (collectively, the “Prior Plans”). A total of 3,250,000 shares of Common Stock were reserved for awards under the 2004 PIP. On February 16, 2010, our stockholders approved an amendment to increase the number of shares available for issuance under the 2004 PIP from 3,250,000 to 5,750,000. Shares subject to awards under the 2004 PIP, or the Prior Plans after February 17, 2004, that are cancelled, expired, forfeited, settled in cash, tendered to satisfy the purchase price of an award, withheld to satisfy tax obligations or otherwise terminated without a delivery of shares to the participant again become available for awards. This number represents the remaining number of unused shares from the year ended October 31, 2010, which are available for issuance for the following year.

(5)

The following plans were not approved by our stockholders: The 1998 Supplemental Stock Plan (as supplemented by the Restoration Stock Option Program (the “Supplemental Plan”)), The Executive Stock Ownership Program (the “Ownership Program”), The 1998 Non-Employee Director Stock Option Plan (the “Director Stock Option Plan”), and The Non-Employee Directors Deferred Fee Plan (the “Deferred Fee Plan”). Below is a brief description of the material features of each plan, but in each case the information is qualified in its entirety by the text of such plans.

The Supplemental Plan. The Supplemental Plan was approved by the Board of Directors on December 15, 1998. A total of 4,500,000 shares of Common Stock are reserved for awards under the Supplemental Plan. Stock options awarded under the Supplemental Plan were granted at the fair market value of the stock on the date of grant, generally have a 10-year contractual life and generally become exercisable as to one-third of the shares on each of the first three anniversaries of the date of grant, so that in three years the shares are 100% vested. Awards of restricted stock granted under the Supplemental Plan are established by the Board or committee thereof at the time of issuance. As of October 31, 2010, 1,256,944 stock option awards remain outstanding for shares of Common Stock reserved for issuance under the Supplemental Plan. Prior to February 17, 2004 the Restoration Stock Option Program was administered under and supplemented by the Supplemental Plan. As of October 31, 2010 there were 18,101 deferred stock units outstanding under the Supplemental Plan which relate to restoration stock options. For more information on the Restoration Stock Option Program, please see the description contained in footnote 2 above. The Supplemental Plan expired December 16, 2003, and as such no further awards may be granted under the Supplemental Plan.

The Ownership Program. On June 16, 1997, the Board approved the terms of the Ownership Program, and on April 17, 2001, October 15, 2002 and August 30, 2004, the Board approved certain amendments thereto. In general, the Ownership Program requires all of our officers and senior managers to acquire, by direct purchase or through salary or annual bonus reduction, an ownership interest in NIC by acquiring a designated amount of our Common Stock at specified timelines. Participants are required to hold such stock for the entire period in which they are employed by the Company. Participants may defer their cash bonus into DSUs. These DSUs vest immediately. There were 9,342 DSUs (which includes 3,607 DSUs granted under the 2004 PIP after February 17, 2004) outstanding as of October 31, 2010. PSUs may also be awarded to participants who complete their ownership requirement on an accelerated basis. PSUs vest as to one-third of the shares on each of the first three anniversaries of the date of grant, so that in three years the shares are 100% vested. There were 63,750 PSUs (which includes 22,962 PSUs granted under the 2004 PIP after February 17, 2004) outstanding as of October 31, 2010. Each vested DSU and PSU will be settled by delivery of one share of Common Stock. Such settlement will occur within 10 days after a participant’s termination of employment. DSUs and PSUs are no longer granted under the Ownership Program but instead are granted under the 2004 PIP.

The Director Stock Option Plan. The Director Stock Option Plan was approved by the Board on December 16, 1997 and amended on December 11, 2001. A total of 250,000 shares of Common Stock are reserved for awards under the Director Stock Option Plan. The Director Stock Option Plan provides for an annual grant to each of our non-employee directors an option to purchase 4,000 shares of Common Stock. The option price in each case will be 100% of the fair market value of the Common Stock on the business day following the day of grant. As of October 31, 2010, 40,500 stock option awards remain outstanding for shares of Common Stock reserved for issuance under the Director Stock Option Plan. Stock options awarded under the Director Stock Option Plan generally become exercisable in whole or in part after the commencement of the second year of the term of the option, which term is 10 years. The optionee is also required to remain in the service of the Company for at least one year from the date of grant. The Director Stock Option Plan was terminated on February 17, 2004. All future grants to non-employee directors will be issued under the 2004 PIP.

The Deferred Fee Plan. Under the Deferred Fee Plan, directors may elect to receive all or a portion of their annual retainer fees (in excess of their mandatory one-fourth restricted stock grant (as discussed above)) and meeting fees in cash or restricted stock, or they may defer payment of those fees in cash (with interest) or in phantom stock units. Deferrals in the deferred stock account are valued as if each deferral was vested in Common Stock as of the deferral date. As of October 31, 2010, there were 39,372 outstanding deferred stock units under the Deferred Fee Plan.

(6)

Includes 18,101 deferred stock units granted under the Supplemental Plan, 5,735 DSUs and 40,788 PSUs granted under the Ownership Program and 39,372 deferred stock units granted under the Deferred Fee Plan; all of which were outstanding as of October 31, 2010 under such plans.

(7)

Since the deferred stock units and DSUs and PSUs granted under such plans do not have an exercise price and are settled only for shares of our Common Stock on a one-for-one basis, these awards have been disregarded for purposes of computing the weighted-average exercise price.

(8)

Upon approval of the 2004 PIP by our stockholders on February 17, 2004, the Supplemental Plan and the Director Stock Option Plan were terminated, and there are no longer any shares available for issuance under these plans. There is no limit on the number of securities representing DSUs remaining available for issuance under the Ownership Program or the Deferred Fee Plan.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board seeks an indication from our stockholders of their approval or disapproval of the Audit Committee’s appointment of KPMG as the Company’s independent registered public accounting firm for fiscal 2011. KPMG has been the Company’s auditors since 2006. For additional information regarding the Company’s relationship with KPMG, please refer to the Audit Committee Report on page 22 of this proxy statement and the Independent Registered Public Accounting Firm Fee Information presented below.

If the appointment of KPMG as our independent registered public accounting firm for fiscal 2011 is not approved by our stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment for fiscal 2011 will stand, unless the Audit Committee finds other good reason for making a change.

Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives will also be available to respond to questions at the Annual Meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEE INFORMATION

In January 2010 our Audit Committee approved the engagement of KPMG as our independent registered public accounting firm. The following table presents aggregate fees billed or expected to be billed by KPMG for audit services and fees for audit-related services (including associated out-of-pocket costs) incurred for the years ended October 31, 2010 and 2009, on our behalf:

(in millions)	2010	2009
Audit fees	$15.5	$21.3
Audit-related fees	0.6	0.4
Tax fees	0.2	–
All other fees	–	–
Total fees	$16.3	$21.7

A description of the types of services provided in each category is as follows:

Audit Fees – These are fees for professional services for the audit of our annual consolidated financial statements, limited review of our quarterly consolidated financial statements, and services that are normally provided in connection with statutory and regulatory filings. This includes fees for the audit of Navistar Financial Corporation (“NFC”) and, in 2009, fees in connection with the SEC investigation related to our financial statements.

Audit-Related Fees – These are fees for the assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including procedures related to our and NFC’s financing transactions.

Tax Fees – These are fees for professional services rendered for tax compliance, tax advice and tax planning. For 2009, the Company incurred less than $100,000 in tax fees.

All Other Fees – These are fees for permissible products and services provided by KPMG that do not meet the above categories. For 2010 and 2009, the Company did not incur any other fees.

The Audit Committee pre-approved all audit and non-audit services provided to us in accordance with the Audit Committee’s pre-approval policy. In accordance with the Audit Committee’s pre-approval policy, the Audit Committee annually considers for pre-approval all proposed audit and non-audit services which are known early in the year to be performed in the coming year by our independent registered public accounting firm and the estimated fees for such services. Additional fees related to certain audit-related or non-audit services proposed to be provided by our independent registered public accounting firm may be pre-approved by management, so long as the fees for such additional services individually or in the aggregate do not exceed $400,000 in any 12-month period, and are reported to the Audit Committee at the next regularly scheduled committee meeting. Other proposed audit-related or non-audit services (not within the scope of the approved engagement) may be considered and, if appropriate, pre-approved by the chair of the Audit Committee if the related additional fees are estimated to be less than $250,000, otherwise the Audit Committee must pre-approve all additional audit-related and non-audit services to be performed by our independent registered public accounting firm. In making its decision to utilize our independent registered public accounting firm, the Audit Committee considers whether the provision of such services is compatible with maintaining that firm’s independence and to that end receives certain representations from the firm regarding their independence and permissibility under applicable laws and regulations of non-audit services provided by the firm to us.

PROPOSAL 3—APPROVE AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION

Description of Proposed Amendment – The Board approved, subject to stockholder approval, an amendment to the Company’s Restated Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance from 110,000,000 shares to 220,000,000 shares. To accomplish the increase in authorized shares of Common Stock, the Board proposes that the Preamble to Article Fourth of the Company’s Restated Certificate of Incorporation be amended and restated to read in its entirety as follows (the “Amendment”):

Fourth: The total number of shares of stock which the Company shall have authority to issue is 286,000,000, consisting of:

(1)	30,000,000 shares, with a par value of $1.00 per share, are to be of a class designated “Preferred Stock;

(2)	10,000,000 shares, with a par value of $1.00 per share, are to be of a class designated “Preference Stock;”

(3)	220,000,000 shares, with a par value of $0.10 per share, are to be of a class designated “Common Stock;” and

(4)	26,000,000 shares with a par value of $0.10 per share, are to be of a class designated “Class B Common.”

The Common Stock and Class B Common are hereafter collectively referred to as the “Parent Common Stock.”

The proposed form of Certificate of Amendment is set forth in Appendix B to this proxy statement. If this proposal is approved, the proposed amendment will become effective upon the filing of the Certificate of Amendment of the Restated Certificate of Incorporation with the Secretary of State of Delaware, which filing will take place as soon as reasonably practicable following the Annual Meeting.

Why We are Seeking to Increase our Authorized Common Stock – Of the 110,000,000 authorized shares of Common Stock currently authorized for issuance under our Restated Certificate of Incorporation, as of November 30, 2010, we have only 390,665 shares of our Common Stock available for issuance for general corporate purposes. (1) We believe increasing the shares of our authorized Common Stock strengthens the Company’s flexibility to respond to future business and financial needs, is consistent with prudent financial management and is aligned with best practices.

While we have no present plans to issue additional shares of our Common Stock, we believe that the availability of additional authorized but unissued shares of Common Stock will enable us to promptly and appropriately respond to future business opportunities. These opportunities may include, but are not limited to, capital raising transactions, financing and acquisition transactions, strategic investments, stock dividends, stock splits and other general corporate purposes that have not yet been identified.

Furthermore, we carefully considered the internal guidelines of our stockholders and those of the major proxy advisor firms when determining the amount of this increase in our authorized Common Stock. A review of our 2009 compensation peer group shows that, on average, that peer group had 261% shares (with the highest percentage being 418% and the lowest being 131%) authorized as a percentage of shares outstanding, versus our current percentage of 153%.

For the foregoing reasons, we seek your approval to increase our authorized Common Stock from 110,000,000 to 220,000,000. The affirmative vote of a majority of the outstanding shares of the Company’s Common Stock is required for this Amendment to be approved.

Effects of the Proposal on the Company’s Stockholders – If our stockholders approve the Amendment, our Board may cause the issuance of additional shares of Common Stock without further vote of our stockholders, except as may be required in particular cases by our organizational documents, applicable laws or regulations, or the rules of the NYSE. The additional shares of Common Stock authorized in the Amendment will not be entitled to preemptive rights nor will existing stockholders have any preemptive rights to acquire any of those shares when issued. In addition, if our Board causes the Company to issue additional shares of Common Stock or securities convertible into or exercisable for Common Stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of existing stockholders. The increase in the number of authorized shares of Common Stock also could discourage or hinder efforts by other parties to obtain control of the Company, thereby having an anti-takeover effect, although this is not the intent of our Board in proposing the Amendment. The Amendment is not being proposed in response to any known threat to acquire control of the Company.

(1)

The following table indicates, as of November 30, 2010, those shares of our Common Stock already issued or reserved for issuance and the amount remaining available for issuance for general corporate purposes:

Total Common Stock Authorized:	110,000,000
Less:
Shares Outstanding:	71,853,614
Shares reserved for Equity Plans:	9,027,163
3.00% Convertible Notes due 2014:	15,306,096
Warrants to Convertible Note:	13,378,687
Series D Preference Stock:	43,775
Total Reserved	(109, 609,335)

Total Common Stock Available:	390,665

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules.

As discussed in our Compensation Discussion and Analysis (“CD&A”) starting on page 27, our executive compensation programs for our NEOs, as well as other executives, are designed to closely align executive rewards with the total return to stockholders and corporate, group and individual performance. Our Compensation Committee developed an overall compensation philosophy that is built on a foundation of these guiding principles:

•	Competitive Positioning: Total remuneration is designed to attract and retain the executive talent required to achieve our goals through a market competitive total remuneration package.

•

Performance Orientation: Executive compensation is designed to align the interests of executives and stockholders. It is also performance-based with a direct link to Company, business unit, and individual performance.

•

Fairness: Our compensation programs are designed to be fair and equitable across all employee groups and should not unfairly discriminate in favor of any one individual or group on the basis of age, service, or other non-performance related criteria.

•

Ownership and Responsibility: Our compensation programs recognize individual contributions as well as link executive and stockholder interests through compensation plans and programs that reward our executives, including our NEOs based on increases to stockholder value and the financial success of the Company.

We believe that the Company’s executive compensation programs have been effective at incenting the achievement of positive results, appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2010 executive compensation policies and procedures for NEOs. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and procedures described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of Navistar International Corporation (the “Company”) approve, on an advisory basis, the compensation of the NEOs as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders.

Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote. The Compensation Committee will consider our stockholders’ concerns and take them into account when designing future executive compensation programs. The Board therefore recommends that you indicate your support for the Company’s executive compensation in fiscal year 2010, as outlined in the above resolution.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 4.

PROPOSAL 5—ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

In addition to the non-binding advisory vote on executive compensation, the Dodd-Frank Act also enables our stockholders to express their preference for having a say on pay vote every one, two, or three years or abstain. This non-binding “frequency” vote is required at least once every six years beginning with our Annual Meeting.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an advisory vote on executive compensation every year will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Setting a one year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder advisory vote to approve the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, because this vote is advisory and not binding on the Board in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “ONE YEAR”

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own beneficially more than ten percent of a registered class of our equity securities to file reports of holdings and transfers of Company stock with the SEC and to provide copies of those reports to Navistar. Based solely on our review of copies of those reports received by us or written representations that all such reports were timely filed, we believe that our directors, executive officers and greater than ten beneficial percent stockholders made all required filings on time.

Availability of Form 10-K and Annual Report to Stockholders

The Company is providing an Annual Report to stockholders who receive this proxy statement. The Company will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, which also contains the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2010 (not including documents incorporated by reference) are available without charge to stockholders upon written request to Navistar c/o the Corporate Secretary at 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555. You may review Company filings with the SEC by visiting the Company’s website at http://ir.navistar.com/sec.cfm.

Matters Raised at the Meeting not Included in this Proxy Statement

We do not know of any matters to be acted upon at the Annual Meeting other than those discussed in this proxy statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

ADMISSION AND TICKET REQUEST PROCEDURE

Admission

Admission is limited to stockholders of record on December 31, 2010 or a stockholder’s authorized proxy holder or a representative. In each case, the individual must have an admission ticket and valid photo identification to be admitted to the meeting. In addition, stock ownership will be verified.

Admission Ticket for Registered Holders

•	If your Navistar shares are registered in your name and you received your proxy material by mail, an admission ticket is attached to your proxy card.

•

If your Navistar shares are registered in your name and (i) you received or accessed your proxy materials electronically over the Internet, and you plan on attending the meeting, click the appropriate box on the electronic proxy card or (ii) follow the telephone instructions and when prompted, “if you plan to attend the meeting in person,” press 1, and an admission ticket will be held for you at the registration desk at the Annual Meeting. You will need a valid photo identification to pick up your ticket.

Admission Ticket for Beneficial Holders

•

If your Navistar shares are held in a bank or brokerage account you may obtain an admission ticket in advance by submitting a request by mail to our Corporate Secretary, 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555 or by facsimile to (630) 753-3982.

Ticket Request Deadline

Ticket requests for all Beneficial Holders and for Beneficial Holders and Registered Holders appointing a representative to attend and/or vote on his/her behalf, must include all information specified in the applicable table below and be submitted in writing and received by the Company on or before February 11, 2011. No requests will be processed after that date.

To Submit Request

Submit requests by mail to our Corporate Secretary, 4201 Winfield Road, P.O. Box 1488, Warrenville, IL 60555 or by facsimile to (630) 753-3982. Ticket requests by telephone will not be accepted.

Authorized Proxy Representative

A stockholder may appoint a representative to attend the meeting and/or vote on his/her behalf. The admission ticket must be requested by the stockholder but will be issued in the name of the authorized representative. Individuals holding admission tickets that are not issued in their name will not be admitted to the meeting. Stockholder information specified below and a written proxy authorization must accompany the ticket request.

Registered Stockholders (if appointing a representative to attend and/or vote on his/her behalf)	Beneficial Holders

For ownership verification provide:

•  name(s) of stockholder

•  address

•  phone number

•  social security number and/or stockholder account number; or

•  a copy of your proxy card showing stockholder name and address

For ownership verification provide:

•    a copy of your December/January brokerage account statement showing Navistar stock ownership as of the record date (12/31/10);

•    a letter from your broker, bank or other nominee verifying your record date (12/31/10) ownership; or

•    a copy of your brokerage account voting instruction card showing stockholder name and address

Also include: • name of authorized proxy representative, if one appointed • address where tickets should be mailed and phone number	Also include: • name of authorized proxy representative, if one appointed • address where tickets should be mailed and phone Number

APPENDIX A

Hewitt’s 2010 TCM Survey

Executive Participants—Listing by Alphabetical Order

3M Company

7-Eleven, Inc.

AAA Northern California, Nevada and Utah

Abbott Laboratories

Abercrombie & Fitch

ACCO Brands Corporation

ACI Worldwide

Acuity Brands Lighting

AECOM Technology Corporation

AEGON USA, Inc.

AEI Services LLC

Aerojet-General Corporation

The Aerospace Corporation

Aetna Inc.

AGL Resources Inc.

Air Products and Chemicals, Inc.

Alberto-Culver Company

Alcoa Inc.

Allegheny Energy, Inc.

Allergan, Inc.

Alliance Data Systems

Alliant Energy Corporation

Alliant Techsystems Inc.

Allstate Insurance Company

Altria Group, Inc.

Alyeska Pipeline Service Company

Ameren Corporation

American Axle & Manufacturing, Inc.

American Chemical Society

American Electric Power

American Express Company

American Family Insurance Group

American Hotel Register Company

American International Group, Inc.

American Standard

AMERIGROUP Corporation

Ameriprise Financial

Ameron International Corporation

Ametek, Inc.

Amgen Inc.

AMSTED Industries Incorporated

Andersen Corporation

The Andersons, Inc

Anheuser-Busch InBev

Ann Taylor, Inc.

Argo Group US

Arizona Public Service

Arkansas Electric Cooperative Corporation

Armstrong World Industries, Inc.

ArvinMeritor, Inc.

Ash Grove Cement Company

Associated Electric Cooperative Inc.

AT&T Inc.

Automatic Data Processing, Inc.

AutoZone, Inc.

Avant Energy, Inc.

Avery Dennison Corporation

Avis Budget Group

Avon Products, Inc.

Ball Corporation

The Bama Companies, Inc.

The Bank of New York Mellon

Barnes Group Inc.

Bausch & Lomb Incorporated

Baxter International Inc.

BB&T Corporation

Beazer Homes USA, Inc.

Belk, Inc.

Big Lots, Inc.

Blockbuster Inc.

Blue Cross and Blue Shield of Florida, Inc.

Blue Cross and Blue Shield of Kansas

Blue Cross and Blue Shield of Kansas City

Blue Cross and Blue Shield of Nebraska

Blue Cross and Blue Shield of North Carolina

Blue Cross and Blue Shield of South Carolina

Blue Cross Blue Shield of Arizona, Inc.

Blue Shield of California

BNY ConvergEx Group LLC

The Boeing Company

Boise Cascade LLC

Boise, Inc.

The Bon-Ton Stores, Inc.

BorgWarner Inc.

Brady Corporation

BrightSource Energy Inc.

The Brink’s Company

Bristol-Myers Squibb Company

Brown-Forman Corporation

Brunswick Corporation

Bunn-O-Matic

Burlington Northern Santa Fe Corporation

Bush Brothers & Company

C&S Wholesale Grocers, Inc.

Callaway Golf Company

Calpine Corporation

Cameron International Corporation

Campbell Soup Company

Capital One Financial Corporation

Career Education Corporation

CareFirst of Maryland, Inc.

Carestream Health, Inc.

Cargill, Incorporated

Caterpillar Inc.

CDW Corporation

Centene Corporation

CenterPoint Energy

Ceridian Corporation

Charming Shoppes, Inc.

Chelan County Public Utility District

Chevron Corporation

Chevron Global Power

Chicago Bridge and Iron Company

Chipotle Mexican Grill, Inc.

Chiquita Brands International, Inc.

Chrysler Financial Services Americas, LLC

CHS Inc.

The Chubb Corporation

Church & Dwight Co., Inc.

CIGNA Corporation

Citadel Investment Group, LLC

City of Austin

Cleco Corporation

Cliffs Natural Resources Inc.

The Clorox Company

CME Group Inc.

CMS Energy Corporation

CNA Financial Corporation

CNH America LLC

The Coca-Cola Company

Colgate-Palmolive Company

Collective Brands, Inc.

Comcast Corporation

Comerica Bank

Compass Bancshares, Inc.

ConAgra Foods, Inc.

Constellation Brands, Inc.

Constellation Energy

Con-way Inc.

Cooper Industries, Inc.

Corn Products International Inc

The Corporate Executive Board Company

Covance

Covanta Holding Corporation

Coventry Health Care

Covidien

CSX Corporation

Cummins, Inc.

CUNA Mutual Group

Curtiss-Wright Corporation

CVS Corporation

Cytec Industries Inc.

Dal-Tile International Inc.

Dana Corporation

Darden Restaurants, Inc.

Dean Foods Company

Deere & Company

Del Monte Foods Company

Delta Air Lines Inc.

Deluxe Corporation

Denny’s Corporation

Denso International America, Inc.

Devon Energy Corporation

Diageo North America, Inc.

Dick’s Sporting Goods

Discovery Communications, Inc

Diversey, Inc

Dole Food Company, Inc.

Dominion Resources, Inc.

Donaldson Company, Inc.

The Dow Chemical Company

Dresser-Rand Group Inc.

DTE Energy Company

Duke Energy Corporation

The Dun & Bradstreet Corporation

Dunkin’ Brands, Inc

Duquesne Light

Dynegy Inc.

E. I. du Pont de Nemours and Company

E.ON U.S.

Eastman Chemical Company

Eastman Kodak Company

Eaton Corporation

Ecolab Inc.

Eddie Bauer LLC

Edison International

Edison Mission Energy

Edwards Lifesciences LLC

El Paso Corporation

Eli Lilly and Company

Elkay Manufacturing

Elster Group

Emerson Electric Co.

Energizer Holdings, Inc.

Energy Future Holdings Corporation

Enpower Management Corp.

ENSCO International Incorporated

Entegra Power Group, LLC

enXco, Inc.

Equifax Inc.

ERCOT

Erie Insurance Group

ESCO Technologies Inc.

Essilor of America

Federal Reserve Bank of New York

Federal Reserve Information Technology

Federal Signal

Federal-Mogul Corporation

FedEx Corporation

Ferguson Enterprises Inc.

Fifth Third Bancorp

FirstEnergy Corp.

Fiserv, Inc.

Florida Municipal Power Agency

Flowserve Corporation

Fluor Corporation

FMC Corporation

FMC Technologies

Force Protection, Inc.

Ford Motor Company

Fortune Brands, Inc.

Foster Wheeler Corporation

Freddie Mac

Freedom Communications, Inc

Furniture Brands International, Inc.

GAF Materials Corporation

Gannett Co., Inc.

The Gap, Inc.

GATX Corporation

Gavilon Group LLC

GenCorp Inc.

Generac Power Systems, Inc.

General Dynamics Corporation

General Electric Company

General Mills, Inc.

General Motors Corporation

Genuine Parts Co.

Genworth Financial, Inc.

GlaxoSmithKline plc

Glimcher Realty Trust

Global Crossing Ltd.

Global Payments Inc.

Golden Living Center—Erie

Goodrich Corporation

The Goodyear Tire & Rubber Company

Graco Inc.

Granite Construction

Graphic Packaging Corporation

Great River Energy

Great-West Life and Annuity Insurance Company

Greyhound Lines, Inc.

Gruma Corporation

GWF Power Systems

H. B. Fuller Company

H. J. Heinz Company

Hallmark Cards, Inc.

Hanesbrands, Inc.

Hannaford Bros. Co./ Delhaize America

The Hanover Insurance Group, Inc.

Harland Clarke

Harley-Davidson Motor Company Inc.

Harris Teeter, Inc.

The Hartford Financial Services Group, Inc.

Hasbro, Inc.

Haworth, Inc.

HCA Inc.

Healthways

Henkel of America, Inc.

Herman Miller, Inc.

The Hershey Company

Hexion Specialty Chemicals, Inc.

HNTB Companies

The Home Depot, Inc.

Honeywell International Inc.

Hormel Foods Corporation

Hot Topic, Inc.

Houghton Mifflin Company

HSBC-North America

Hubbell Incorporated

Humana Inc.

Huntington Bancshares Incorporated

Hy-Vee, Inc.

Iberdrola Renewables Inc.

IBM Corporation

Idaho Power Company

IHS Group

Illinois Tool Works Inc.

Imation Corporation

IMS Health Inc

Indeck Energy Services, Inc.

Indiana Farm Bureau Insurance

Industrial Electrical Wire & Cable Inc.

ING Americas, Inc.

Ingersoll-Rand Company

Ingram Micro Inc.

Integrys Energy Group

Intermountain Healthcare

International Paper Company

International Power America Inc

International Specialty Products Inc

Interstate Hotels & Resorts, Inc.

Iron Mountain, Inc.

ITC Holdings

ITT Corporation

J. C. Penney Company, Inc.

Janus Capital Corporation

JBT Corporation

Johnson & Johnson

Johnson Controls, Inc.

Jones Lang LaSalle

Joy Global Inc.

Kaiser Foundation Health Plan, Inc.

Kaman Corporation

Kellogg Company

KeyCorp

Kimberly-Clark Corporation

Kinder Morgan

King Pharmaceuticals, Inc

Kohler Company

Kraft Foods, Inc.

Kraton Polymers

Krispy Kreme Doughnuts, Inc.

The Kroger Co.

L.L. Bean Incorporated

L-3 Communications Corporation

Land O Lakes

Leggett & Platt Inc.

Lennox International Inc.

Levi Strauss & Co.

Linet Americas, inc.

Link-Belt Construction Equipment Company

Lockheed Martin Corporation

Lord Corporation

L’Oreal USA, Inc.

Lorillard Tobacco Company

Lowe’s Companies, Inc.

Luxottica Retail

M & T Bank Corporation

Macy’s, Inc.

Maple Leaf Foods Inc.

Marriott International, Inc.

Mars, Incorporated

Marshall & Ilsley Corporation

Martin Marietta Materials, Inc.

Masco Corporation

Massachusetts Mutual Life Insurance Company

MasterCard International

Mattel, Inc.

McCormick & Company, Inc.

McDermott International, Inc.

McDonald’s Corporation

McGraw-Hill Companies

Mead Johnson Nutrition Co.

MeadWestvaco Corporation

Medco Health Solutions, Inc.

Medtronic, Inc.

Merck & Co., Inc.

Merrill Corporation

Metropolitan Life Insurance Company

MillerCoors

Mirant Corporation

The MITRE Corporation

Mohawk Industries

Molson Coors Brewing Company

MoneyGram International, Inc.

Moody’s Corporation

Motor Coach Industries International, Inc.

MSCI Barra

Mueller Water Products

Nalco Company

Nationwide Insurance Companies

Navistar International

Navy Federal Credit Union

NCR Corporation

Nebraska Public Power District

Nestle Purina PetCare Company

Nestle USA

New York Life Insurance Company

New York Power Authority

The New York Times Company

Newell Rubbermaid Inc.

NewPage Corporation

Nextera Energy Resources LLC

Nicor Inc.

The Nielsen Company

Nintendo of America

NiSource Inc.

Nordstrom

North American Energy Services

Northeast Utilities

Northern Star Generation Services Company LLC

Northrop Grumman Corporation

NRG Energy, Inc.

NSK Americas, Inc.

Nuclear Electric Insurance Limited

OfficeMax Incorporated

OGE Energy Corp.

Oglethorpe Power Corporation

Old Dominion Electric Cooperative

Olin Corporation

OMNOVA Solutions Inc.

ONEOK Inc.

Orlando Utilities Commission

Oshkosh Truck Corporation

Owens Corning

Owens-Illinois, Inc.

PacifiCorp

Packaging Corporation of America

Pactiv Corporation

The Pampered Chef, Ltd.

Panduit Corp.

The Pantry, Inc.

Papa Johns International, Inc.

Parker Hannifin Corporation

Pennsylvania National Mutual Casualty Insurance Company

People’s United Financial, Inc.

PepsiCo, Inc.

PETsMART

Pfizer Inc

PG&E Corporation

Philip Morris International

Phillips-Van Heusen Corporation

Pioneer Natural Resources Company

Pitney Bowes, Inc.

PNM Resources, Inc.

PolyOne Corporation

Portland General Electric Company

PPG Industries, Inc.

PPL Corporation

Prairie State Generating Company, LLC

Praxair, Inc.

PricewaterhouseCoopers

Private Bancorp

Procter & Gamble

Progress Energy, Inc.

Protective Life Corporation

Prudential Financial, Inc.

Public Service Enterprise Group, Incorporated

Quest Diagnostics Incorporated

Qwest Communications

R. R. Donnelley & Sons Company

RadioShack Corporation

Randstad North America L.P.

Rayonier Inc.

Raytheon Company

Redcats USA

Regions Financial Corporation

RehabCare Group, Inc.

RES Americas, Inc.

Revlon Inc.

Reynolds American Inc.

Rhodia, Inc.

Rich Products Corporation

Robert Bosch Corporation

Rockwell Automation

Ross Stores, Inc.

RRI Energy, Inc.

Ryder System, Inc.

S.C. Johnson & Son, Inc.

SAIC, Inc.

Sandia National Laboratories

Sanofi Pasteur

Sappi Fine Paper North America

Sara Lee Corporation

Sauer-Danfoss Inc.

Sava Senior Care, LLC

SCANA Corporation

Schneider Electric USA

Schneider National, Inc.

Schreiber Foods Inc.

SCL Health System

The Scotts Miracle-Gro Company

Scripps Networks

Sealed Air Corporation

Seminole Electric Cooperative Inc.

Sempra Energy

Sensient Technologies

Sentry Insurance

The ServiceMaster Company

The Sherwin-Williams Company

Siemens

Siemens Power Generation

Sodexo, Inc.

Solo Cup

Solutia Inc.

Sonoco Products Company

Southern Company

Southwest Generation Operating Company LLC

SRA International

Staples, Inc.

Starbucks Coffee Company

Starwood Hotels & Resorts Worldwide, Inc.

State Farm Insurance Companies

State Street Corporation

Steelcase Inc.

Stewart & Stevenson, LLC

Stihl Incorporated

Stryker Corporation

SUEZ Energy North America, Inc.

The Sun Products Corporation

Sunoco, Inc.

SunTrust Banks, Inc.

SuperMedia

SUPERVALU INC.

Swift Energy Company

Sypris Solutions, Inc.

TAQA New World Inc.

Target Corporation

TDS Telecommunications Corporation

Tech Data Corporation

Tecumseh Products Company

Temple-Inland Inc.

Tenet Healthcare Corporation

Tennessee Valley Authority

Terex Corporation

Terra-Gen Operating Company

Texas Children’s Hospital

Textron Inc.

Thomas & Betts Corporation

The Timberland Company

Time Warner Cable

Timex Group USA, Inc.

The Timken Company

The TJX Companies, Inc.

T-Mobile

Topaz Power Group LLC

Tower Automotive, LLC

TransUnion, LLC

TravelCenters of America

The Travelers Companies, Inc.

Travis County

Trinity Industries, Inc.

True Value Company

TRW Automotive

Tupperware Corporation

Tyco Electronics Corporation

Tyco International

Tyson Foods Incorporated

U.S. Bancorp

UAL Corporation

Uline, Inc.

Unilever United States Inc.

Union Pacific Railroad Co.

Unisys Corporation

United Launch Alliance, LLC

United Parcel Service

United Services Automobile Association

United Space Alliance

United Stationers Inc.

United Technologies Corporation

United Water Inc.

UnitedHealth Group

University of Notre Dame

URS Energy & Construction

USG Corporation

Valero Energy Corporation

Valmont Industries, Inc.

The Valspar Corporation

Verizon Communications Inc.

VF Corporation

Viacom Inc.

Visteon Corporation

Vulcan Materials Company

W. L. Gore & Associates, Inc.

W. R. Grace & Co.

W.W. Grainger, Inc.

Walgreen Co.

The Walt Disney Company

Warner Bros. Entertainment Inc.

Waste Management, Inc.

Waters Corporation

Wellhead Electric Company, Inc

Wellpoint, Inc.

Wells’ Dairy

Wells Fargo & Company

The Western Union Company

Westinghouse Electric Co.

Westmoreland Coal Company

Weyerhaeuser Company

WGL Holdings Inc

Whirlpool Corporation

The Williams Companies, Inc.

Williams-Sonoma, Inc.

Windstream Communications

Wm. Wrigley Jr. Company

Wolters Kluwer

Woodward Governor Company

Wyndham Worldwide Corporation

Xerox Corporation

Yum Brands, Inc.

Zebra Technologies Corporation

Zep Inc.

APPENDIX B

PROPOSED FORM OF

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

NAVISTAR INTERNATIONAL CORPORATION

Navistar International Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That at a meeting of the Board of Directors of Navistar International Corporation (the “Board”) held on December 14, 2010, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board approves, and recommends to the stockholders of the Corporation for their approval, the revisions to the Corporation’s Restated Certificate of Incorporation, as further amended and set forth in the attached Exhibit A;

The relevant section of Exhibit A is as follows:

Fourth: The total number of shares of stock which the Company shall have authority to issue is 286,000,000, consisting of:

(1) 30,000,000 shares, with a par value of $1.00 per share, are to be of a class designated “Preferred Stock;

(2) 10,000,000 shares, with a par value of $1.00 per share, are to be of a class designated “Preference Stock;”

(3) 220,000,000 shares, with a par value of $0.10 per share, are to be of a class designated “Common Stock;” and

(4) 26,000,000 shares with a par value of $0.10 per share, are to be of a class designated “Class B Common.”

The Common Stock and Class B Common are hereafter collectively referred to as the “Parent Common Stock.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held, on February 15, 2011, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this             day of             , 2011.

NAVISTAR INTERNATIONAL CORPORATION

By:
Curt Kramer Corporate Secretary

B-1

NAVISTAR INTERNATIONAL CORPORATION

4201 WINFIELD ROAD

P.O. BOX 1488

WARRENVILLE, IL 60555

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on February 14, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on February 14, 2011. Have your proxy card in hand when you call and then follow the instructions.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies in the same manner as if you had executed a proxy card.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery please visit our Investor Relations Website at http://ir.navistar.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M28423-P03879                KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.            DETACH AND RETURN THIS PORTION ONLY

NAVISTAR INTERNATIONAL CORPORATION				For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:				All	All	Except
1.	ELECTION OF DIRECTORS			☐	☐	☐
Nominees:
	01)	James H. Keyes
	02)	John D. Correnti
	03)	Daniel C. Ustian
The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

2.	Vote to ratify the selection of KPMG LLP as our independent registered public accounting firm.			☐	☐	☐	The Board of Directors recommends you vote for 3 Years:		1 Year	2 Years	3 Years	Abstain

3.	Vote to approve an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 110,000,000 to 220,000,000.			☐	☐	☐	5.	Advisory Vote on the frequency of the advisory vote on executive compensation.	☐	☐	☐	☐

4.	Advisory Vote on executive compensation.			☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this card. The Board of Directors of the Company has fixed the close of business on December 31, 2010, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

This proxy is solicited on behalf of the Company’s Board of Directors. The shares represented by this proxy will be voted in accordance with the instruction given by the undersigned Stockholder(s). The Board of Directors recommends the following votes on the proposals above: “FOR” proposals 1-4, and “3 years” for proposal 5.

For address changes and/or comments, please check this box and write them ☐
on the back where indicated.

Please indicate if you plan to attend this meeting.				☐	☐		Please indicate if you would like to keep your vote confidential under the current policy			☐	☐
				Yes	No					Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)		Date

ADMISSION TICKET

(Not Transferable)

NAVISTAR INTERNATIONAL CORPORATION

2011 Annual Meeting of Stockholders

Tuesday, February 15, 2011

11:00 a.m. Central Time

Hilton Chicago

720 South Michigan Avenue

Chicago, Illinois 60603

PHOTO IDENTIFICATION WILL BE REQUIRED

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report with Form 10-K, Post Card Sized Letter and Notice are available at www.proxyvote.com.

M28424-P03879

NAVISTAR INTERNATIONAL CORPORATION

PROXY AND VOTING INSTRUCTION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS - FEBRUARY 15, 2011

At the Annual Meeting of Stockholders of Navistar International Corporation (the “Company”) on February 15, 2011, or at any adjournments thereof, the undersigned hereby appoints Daniel C. Ustian, Andrew J. Cederoth and Steven K. Covey, and each of them, proxies with power of substitution to vote, as indicated on the matters set forth on the reverse side hereof and in their discretion upon such other business as may properly come before the meeting.

This card also serves to instruct the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote the shares of the Company’s stock credited to the accounts of the undersigned under any such plan at the close of business on December 31, 2010, as directed herein on the matters listed on the reverse side, and, in their discretion, on any other matters that may come before the meeting. To the extent that the trustee has not received the directions from the undersigned by February 10, 2011, the trustee will act in accordance with the Employee Benefit Plan documents.

You are encouraged to specify your choices by marking the appropriate boxes. However, if you wish to vote in accordance with the Board of Directors’ recommendations, simply sign and return this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE